UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2021

NUVVE HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39230	86-1617000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2468 Historic Decatur Road, San Diego, California	92106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 456-5161

NB MERGER CORP.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	NVVE	The Nasdaq Stock Market LLC
Warrants to Purchase Common Stock	NVVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

As previously disclosed, Nuvve Holding Corp. (“PubCo”), a Delaware corporation formerly known as NB Merger Corp., is party to a merger agreement (as amended, the “Merger Agreement”), dated as of November 11, 2020 and amended as of February 20, 2021, by and among Newborn Acquisition Corp., a Cayman Islands company (“Newborn”), PubCo, Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (the “Merger Sub”), Nuvve Corporation, a Delaware corporation (“Nuvve”), and Ted Smith, an individual, as the representative of the stockholders of Nuvve (the “Stockholders’ Representative”).

On March 16, 2021, Newborn held an extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”), at which Newborn’s shareholders approved the business combination between Newborn and Nuvve contemplated by the Merger Agreement (the “Business Combination”) and certain other related proposals.

On March 19, 2021 (the “Closing Date”), the parties consummated the Business Combination. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) Newborn reincorporated to the State of Delaware by merging with and into PubCo, with PubCo surviving as the publicly traded entity (the “Reincorporation Merger”); and (ii) immediately after the Reincorporation Merger, Merger Sub merged with and into Nuvve, with Nuvve surviving as a wholly-owned subsidiary of PubCo (the “Acquisition Merger”).

Immediately prior to the effectiveness of the Reincorporation Merger and the Acquisition Merger, PubCo filed its Amended and Restated Certificate of Incorporation (the “PubCo Charter”) with the Delaware Secretary of State, pursuant to which, among other things, PubCo changed its name to “Nuvve Holding Corp.” and adopted certain other changes that the PubCo Board of Directors deemed appropriate for an operating public company.

In connection with the Business Combination, on November 11, 2020, Newborn entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”), pursuant to which, immediately prior to the closing of the Business Combination, the PIPE Investors purchased 1,425,000 ordinary shares of Newborn, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000 (the “PIPE”). The PIPE Investors also received warrants to purchase 1,353,750 ordinary shares of Newborn that were identical to Newborn’s other outstanding warrants. Also on November 11, 2020, Nuvve entered into a bridge loan agreement with an accredited investor, pursuant to which, on November 17, 2020, the investor purchased a $4,000,000 convertible debenture from Nuvve (the “Bridge Loan”), which automatically converted into shares of Nuvve common stock immediately prior to the closing of the Business Combination.

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the PIPE Investors) were converted into a like number of equivalent securities of PubCo, except that each of Newborn’s rights was converted automatically into one-tenth of one share of PubCo common stock in accordance with its terms.

Upon the closing of the Acquisition Merger, each share of Nuvve common stock outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve’s preferred stock and upon conversion of the Bridge Loan as described above) automatically was converted into approximately 0.21240305 shares (the “Closing Exchange Ratio”) of PubCo common stock, for an aggregate of 9,122,996 shares of PubCo common stock. Each outstanding option to purchase Nuvve common stock (“Nuvve Options”) was assumed by PubCo and converted into an option to purchase a number of shares of PubCo common stock equal to the number of shares of Nuvve common stock subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of 1,303,610 shares of PubCo common stock, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio.

The Closing Exchange Ratio was determined by taking (i) a number of shares of PubCo common stock equal to (A) the Closing Merger Consideration (as defined below), divided by (B) $10.00 per share, and dividing it by (ii) the sum of (x) the total number of shares of Nuvve common stock outstanding as of immediately prior to closing (including the shares issued upon conversion of Nuvve’s preferred stock, but excluding the shares issued upon conversion of the Bridge Loan) and (y) the total number of shares of Nuvve common stock issuable upon exercise of Nuvve Options outstanding immediately prior to the closing. The “Closing Merger Consideration” was determined by taking $100,000,000, subtracting the amount of Nuvve’s indebtedness for borrowed money as of the closing of the Acquisition Merger (excluding payroll protection program loans eligible for forgiveness), which was zero, and adding the aggregate exercise price of the Nuvve Options outstanding as of the date of the Merger Agreement or granted prior to the closing of the Acquisition Merger, which was $4,265,785.

Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between PubCo and EDF Renewables, Inc. (“EDF Renewables”), a former stockholder of Nuvve and the owner of more than 5% of PubCo common stock, immediately after the closing, PubCo repurchased 600,000 shares of PubCo common stock from EDF Renewables at a price of $10.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of PubCo common stock back to PubCo at a price per share of $14.882 (the average closing price over the five preceding trading days).

A description of the Business Combination and the terms of the Merger Agreement is included in the proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2021, as supplemented by the supplement to the proxy statement/prospectus filed with the SEC on March 8, 2021 (the “Proxy Statement/Prospectus”), in the section entitled “Proposal No. 3 The Acquisition Merger Proposal” beginning on page 75.

The descriptions of the Merger Agreement does not purport to be complete and are qualified in their entirety by the full text of such document, which is attached hereto as Exhibits 2.1 and 2.2 and is incorporated herein by reference.

The PubCo common stock into which the Newborn ordinary shares and rights were converted upon completion of the Reincorporation Merger, and the PubCo warrants to purchase PubCo common stock (the “PubCo Warrants”) into which the Newborn warrants to purchase Newborn ordinary shares were converted upon completion of the Reincorporation Merger, are deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, by operation of paragraph (a) of Rule 12g-3 thereunder.

Unless the context otherwise requires, references in this report to “we,” “us” and “our” refer to Nuvve Holding Corp. and its subsidiaries following the Business Combination.

Item 1.01.	Entry into a Material Definitive Agreement.

In addition to the agreements described in “Form 10 Information—Transaction Agreements” and “Form 10 Information—Indemnification of Directors and Officers” below, which descriptions are incorporated herein by reference, the Company entered into the following material definitive agreements.

Amendment to Warrant Agreement

Pursuant to the adjustment provisions of the Newborn’s warrants to purchase ordinary shares, upon consummation of the Business Combination, such warrants became PubCo Warrants, each entitling the holder to purchase one-half of one share of PubCo common stock at an exercise price of $11.50 per full share, subject to adjustment. On the Closing Date, PubCo entered into an amendment to the warrant agreement governing such warrants (the “Warrant Agreement”), pursuant to which PubCo assumed the obligations of Newborn under such agreement.

Amendment to UPO

Pursuant to the adjustment provisions of unit purchase option (“UPO”) issued by Newborn to the underwriter of its initial public offering, upon consummation of the Business Combination, such UPO became an option to purchase units of PubCo, with each unit consisting of one share of PubCo common stock (into which the Newborn ordinary shares were converted in the Business Combination), one-tenth of one share of PubCo common stock (into which the Newborn rights were converted in the Business Combination) and one PubCo Warrant (into which the Newborn warrants were converted in the Business Combination). On the Closing Date, PubCo entered into an amendment to the UPO, pursuant to which PubCo assumed the obligations of Newborn under such agreement.

The descriptions of the amendment to the Warrant Agreement and the amendment to the UPO do not purport to be complete and are qualified in their entirety by the full text of such documents, which are attached hereto as Exhibits 4.4 and 4.6 and are incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth and incorporated by reference in the “Introductory Note” above and in “Form 10 Information” below is incorporated into this Item 2.01 by reference.

The Business Combination was completed on March 19, 2021. Immediately following the completion of the Business Combination and the PIPE, PubCo had the following outstanding securities:

●	approximately 18,761,124 shares of PubCo common stock;

●	approximately 8,730,000 PubCo Warrants, each exercisable for one-half of one share of PubCo common stock at a price of $11.50 per share; and

●	options to purchase an aggregate of 1,303,610 shares of PubCo common stock at a weighted average exercise price of $3.27 per share.

Item 3.02.	Unregistered Sales of Equity Securities.

The description of the PIPE set forth in the section entitled “Form 10 Information—Recent Sales of Unregistered Securities” below is incorporated into this Item 3.02 by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

Upon the closing of the Reincorporation Merger, each Newborn ordinary share was converted into one share of PubCo common stock and each Newborn warrant was converted into one PubCo Warrant. In addition, each of Newborn’s rights was converted automatically into one-tenth of one share of PubCo common stock in accordance with its terms. The material differences between the Newborn Articles and the PubCo Charter, and the general effect upon the rights of holders of Newborn’s securities, are set forth in the Proxy Statement/Prospectus in the section entitled “Proposal No. 2 The Charter Proposals” beginning on page 68, which information is incorporated herein by reference.

The description of the PubCo Charter does not purport to be complete and is qualified in its entirety by the full text of such document, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

In connection with the closing of the Business Combination, Moss Adams LLP (“Moss Adams”), Nuvve’s principal accountant, will continue as the principal accountant to audit PubCo’s financial statements. Marcum Bernstein & Pinchuk LLP (“MBP”), Newborn’s principal accountant, will not continue as PubCo’s principal accountant.

MBP’s report on the Newborn’s financial statements for the year ended December 31, 2020 and the period from April 12 (inception) through December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope, or accounting principles.

During Newborn’s year ended December 31, 2020 and the period from April 12 (inception) through December 31, 2019 and the subsequent interim period preceding the change in principal accountants, Newborn did not have any disagreements with MBP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of MBP, would have caused it to make reference to the subject matter of the disagreement in connection with its report. No “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K) occurred within Newborn’s year ended December 31, 2020 or the period from April 12 (inception) through December 31, 2019 or during the subsequent interim period preceding the change in principal accountants.

During Newborn’s year ended December 31, 2020 and the period from April 12 (inception) through December 31, 2019 and the subsequent interim period preceding the change in principal accountants, Newborn and PubCo did not consult Moss Adams regarding: either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Newborn’s or PubCo’s financial statements; or any matter that was either the subject of a disagreement (as described above) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

PubCo provided MBP with a copy of the disclosures made pursuant to this Item 4.01 prior to the filing of this report, and requested MBP to furnish a letter addressed to the Securities Exchange Commission, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree. The letter furnished by MBP in response to such request is attached to this report as Exhibit 16.1.

Item 5.01.	Change in Control of Registrant.

The disclosure set forth and incorporated by reference in the “Introductory Note” above and in “Form 10 Information” below is incorporated into this Item 5.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth and incorporated by reference in the “Introductory Note” above and in “Form 10 Information—Directors and Officers,” “Form 10 Information—Certain Relationships and Related Transactions, and Director Independence” and “Form 10 Information—Executive Officer and Director Compensation” below is incorporated into this Item 5.02 by reference.

At the Extraordinary General Meeting, Newborn’s stockholders considered and approved PubCo’s 2020 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by PubCo’s board of directors on February 10, 2021. A description of the Incentive Plan is included in the Proxy Statement in the section entitled “Proposal No. 6 The Incentive Plan Proposal” beginning on page 93, which is incorporated herein by reference.

The description of the Incentive Plan is qualified in its entirety by the full text of such document, which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately prior to the filing of the certificates of merger for the Reincorporation Merger and the Acquisition Merger with the Delaware Secretary of State on the Closing Date, PubCo filed the PubCo Charter with the Delaware Secretary of State, pursuant to which, among other things, PubCo changed its name to “Nuvve Holding Corp.” On March 19, 2021, PubCo’s Board of Directors adopted and approved the Amended and Restated Bylaws of PubCo (the “PubCo Bylaws”), which became effective as of the Closing Date.

A description of the material terms of the PubCo Charter and PubCo Bylaws is set forth in the Proxy Statement/Prospectus in the sections entitled “Proposal No. 2 The Charter Proposals” beginning on page 68 and “Description of PubCo’s Securities” beginning on page 186, which information is incorporated herein by reference.

The description of the PubCo Charter and PubCo Bylaws does not purport to be complete and is qualified in its entirety by the full text of such documents, which are attached hereto as Exhibits 3.1 and 3.2 and are incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of Provision of the Code of Ethics.

In connection with the Business Combination, PubCo’s Board of Directors approved and adopted a Code of Ethics (the “Code of Ethics”) applicable to all employees, officers, consultants and independent contractors of the Company. PubCo intends to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website. The full text of the Code of Ethics is attached hereto as Exhibit 14.1 and is incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of a business combination as required by the Newborn Articles, PubCo ceased to be a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) as of the Closing Date. A description of the Business Combination and the terms of the Merger Agreement is set forth in the Proxy Statement/Prospectus in the section entitled “Proposal No. 3 The Acquisition Merger Proposal” beginning on page 75.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited consolidated financial statements of Nuvve as of December 31, 2020 and 2019 and for the years then ended, which have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC, are included in “Form 10 Information” below and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, are included in “Form 10 Information” below and are incorporated herein by reference.

(d) Exhibits:

Exhibit No.	Description

2.1*	Merger Agreement dated November 11, 2020 (incorporated by reference to Annex A to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)

2.2	Amendment No. 1 to Merger Agreement dated February 20, 2021 (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Newborn on February 23, 2020)

3.1	Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 by the Registrant filed on February 4, 2021)

4.3	Warrant Agreement, dated February 13, 2020, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed by Newborn on February 20, 2020)

Exhibit No.	Description

4.4	Amendment No. 1 to Warrant Agreement

4.5	Unit Purchase Option, dated February 19, 2020, between the Registrant and Chardan Capital Markets LLC (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K filed by Newborn on February 20, 2020)

4.6	Amendment No. 1 to Unit Purchase Option

10.1	Indemnification Escrow Agreement

10.2	Earn-out Escrow Agreement

10.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit A of Annex A to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)

10.4	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit B of Annex A to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)

10.5	Stockholder’s Agreement

10.6	Form of PIPE Subscription Agreement

10.7	Form of PIPE Registration Rights Agreement

10.8	Purchase and Option Agreement

10.9#	Nuvve Holding Corp. 2020 Equity Incentive Plan (included as Annex C to the prospectus filed under Rule 424(b)(3) by the Registrant on February 17, 2021)

10.10#	Employment Agreement with Gregory Poilasne

10.11#	Employment Agreement with Ted Smith

10.12#	Employment Agreement with David Robson

10.13	Form of Indemnification Agreement

10.14†	IP Acquisition Agreement, effective November 2, 2017, between University of Delaware and Nuvve Corporation (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)

10.15†	Amended and Restated Research Agreement, dated September 1, 2017, between University of Delaware and Nuvve Corporation (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)

10.16	Paycheck Protection Program Note, dated April 30, 2020, issued by Nuvve Corporation to Silicon Valley Bank (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by the Registrant on February 4, 2021)

14.1	Code of Ethics

16.1	Letter from Marcum Bernstein & Pinchuk LLP

21.1	Subsidiaries

*	Schedule and exhibits to this exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†	Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2021	NUVVE HOLDING CORP.

	By:	/s/ Gregory Poilasne
Gregory Poilasne
Chairman and Chief Executive Officer

FORM 10 INFORMATION

Prior to the Closing Date, PubCo was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) with no operations, formed as a wholly owned subsidiary of Newborn for the sole purpose of completing the Business Combination. Prior to the Closing Date, Newborn was a shell company formed as a vehicle to effect a business combination with one or more operating businesses. On the Closing Date and after the consummation of the Business Combination, PubCo became a holding company whose only assets consist of equity interests in Nuvve.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements, including statements about the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of PubCo and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this report including, without limitation, in the sections titled “Form 10 Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Form 10 Information—Business and Properties.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Newborn and Nuvve, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those relating to Nuvve’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Nuvve to grow and manage growth profitably following the Business Combination.

The section in this report entitled “Risk Factors” and the other cautionary language discussed in this report provide examples of other risks, uncertainties and potential events that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:

●	Nuvve’s early stage of development, its history of net losses, and its expectation for losses to continue in the future;

●	Nuvve’s ability to manage growth effectively;

●	Nuvve’s reliance on charging station manufacturing and other partners;

●	existing and future competition in the EV charging market;

●	pandemics and health crises, including the COVID-19 pandemic;

●	Nuvve’s ability to increase sales of its products and services, especially to fleet operators,

●	Nuvve’s participation in the energy markets;

●	the interconnection of Nuvve’s GIVeTM platform to the electrical grid;

●	significant payments under the agreement pursuant which Nuvve acquired certain of its key patents;

●	Nuvve’s international operations, including related tax, compliance, market and other risks;

●	Nuvve’s ability to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel;

●	inexperience of Nuvve’s management in operating a public company;

●	acquisitions by Nuvve of other businesses;

●	the rate of adoption of EVs;

●	the rate of technological change in the industry;

●	Nuvve’s ability to protect its intellectual property rights;

●	Nuvve’s investment in research and development;

●	Nuvve’s ability to expand its sales and marketing capabilities;

●	Nuvve’s ability to raise additional funds when needed;

●	the existence of identified material weaknesses in Nuvve’s internal control over financial reporting;

●	electric utility statutes and regulations and changes to such statutes or regulations;

●	volatility in the trading price of PubCo’s securities; and

●	PubCo’s status as an “emerging growth company” within the meaning of the Securities Act.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of PubCo and Nuvve prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, PubCo and Nuvve undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

Business

The business of PubCo and Nuvve is described in the Proxy Statement/Prospectus in the section entitled “Business of Nuvve” beginning on page 113, which is incorporated herein by reference.

Risk Factors

The risks associated with PubCo’s and Nuvve’s business are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 30, which is incorporated herein by reference.

Financial Information

Selected Historical Financial Information

The data below as of and for the years ended December 31, 2020, 2019 and 2018 has been derived from Nuvve’s audited consolidated financial statements, which are included in this report. Nuvve’s historical results are not necessarily indicative of the results that may be expected for any other period in the future.

The information is only a summary and should be read in conjunction with Nuvve’s audited combined and consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvve” contained elsewhere in this report.

Selected Historical Financial Data of Nuvve

Consolidated Statements of Operations Data
	Year Ended December 31,
	2020	2019	2018
Revenue
Products and services	$1,943,151	$1,035,244	$313,029
Grants	2,266,546	1,543,135	1,089,558
Total revenue	4,209,697	2,578,379	1,402,587

Operating expenses
Cost of products and services revenue	521,068	544,229	85,000
Selling, general and administrative expenses	5,487,037	5,064,737	5,560,018
Research and development expense	2,888,975	3,131,482	3,624,458
Total operating expenses	8,897,080	8,740,448	9,269,476

Operating loss	(4,687,383)	(6,162,069)	(7,866,889)

Other income (expense)
Interest income	-	8,390	45,615
Interest expense	(313,614)	(8,186)	-
Equity in net loss of investment	-	(671,731)	-
Other income with related party	-	3,891,313	-
Change in fair value of conversion option on convertible notes	(37,497)	-	-
Other, net	154,360	(80,201)	(13,101)
Total other income (expense)	(196,751)	3,139,585	32,514

Net loss	$(4,884,134)	$(3,022,484)	$(7,834,375)

Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(0.12)	$(0.32)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,741,512	24,542,314	24,542,314

Consolidated Balance Sheet Data

	December 31,
	2020	2019	2018
Balance Sheet Data
Total assets	$7,155,435	$4,242,262	$5,673,331
Total liabilities	$8,036,145	$2,572,285	$1,336,617
Total stockholders’ equity (deficit)	$(880,710)	$1,669,977	$4,336,714

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of Nuvve’s operations should be read in combination with Nuvve’s consolidated financial statements and the notes to those statements appearing elsewhere in this report. This discussion and analysis should also be read together with Nuvve’s pro forma financial information as of December 31, 2020, for the annual periods ended December 31, 2020 and December 31, 2019, respectively. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this report, particularly those set forth under “Risk Factors.”

Overview

Nuvve is a green energy technology company that provides, directly and through business ventures with its partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Its proprietary V2G technology — Nuvve’s Grid Integrated Vehicle (GIVe) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions.

Nuvve’s proprietary V2G technology enables it to link multiple EV batteries into a virtual power plant to provide bi-directional services to the electrical grid. Nuvve’s GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., coalitions of aggregated EVs and small stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Nuvve’s current addressable energy and capacity markets include grid services such as frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage.

Nuvve’s customers and partners include owner/operators of light duty fleets, heavy duty fleets (including school buses), automotive manufacturers, charge point operators, and strategic partners (via joint ventures, other business ventures and special purpose financial vehicles). Nuvve also operates a small number of company-owned charging stations serving as demonstration projects funded by government grants. Nuvve expects growth in company-owned stations and the related government grant funding to continue, but for such projects to constitute a declining percentage of its future business as its commercial operations expand.

Nuvve offers its customers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low and in some cases free energy costs. Nuvve expects to generate revenue primarily from the provision of services to the grid via its GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, Nuvve also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, Nuvve may generate non-recurring engineering services revenue derived from the integration of its technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, Nuvve may share the recurring grid services revenue with the customer.

As reflected in Nuvve’s unaudited consolidated financial statements as of December 31, 2020, Nuvve had a cash balance, a working capital deficit and an accumulated deficit of $2.3 million, $3.3 million and $20.5 million, respectively. During the years ended December 31, 2020 and 2019, Nuvve incurred a net loss of $4.9 million and $3.0 million, respectively. Nuvve has been able to raise funds primarily through issuances of equity and convertible notes to support its business operations, although there can be no assurance it will be successful in raising necessary funds in the future, on acceptable terms or at all.

Business Combination

On March 19, 2021, Nuvve consummated the Business Combination contemplated by the Merger Agreement. The Business Combination was effected in two steps, as follows: (i) Newborn merged with and into PubCo, with PubCo surviving the merger as the new public company, and (ii) Merger Sub merged with and into Nuvve, with Nuvve surviving the merger as a wholly-owned subsidiary of PubCo. Also on March 19, 2021, PubCo consummated the PIPE, generating net proceeds of $14,250,000.

Upon consummation of the Business Combination, Nuvve-designated directors were appointed to five of the seven seats of the combined company’s board of directors; Nuvve’s Chief Executive Officer was appointed as Chairman of the combined company’s board of directors; Nuvve’s senior management became the senior management of the combined company; and the current stockholders of Nuvve became the owners of approximately 48.3% of the outstanding shares of common stock of the combined company. Accordingly, the Business Combination is being accounted for as a reverse recapitalization, whereby Nuvve is the acquirer for accounting and financial reporting purposes and Newborn is the legal acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of Nuvve in many respects. The shares of Newborn remaining after redemptions, and the unrestricted net cash and cash equivalents on the date the Business Combination is consummated, are being accounted for as a capital infusion to Nuvve.

The most significant change in Nuvve’s future reported financial position and results as a result of the completion of the Business Combination and the PIPE is an estimated net increase in cash of approximately $62,018,410. Total transaction costs of $3,702,421 were treated as a reduction of the cash proceeds with capital raising costs being deducted from Nuvve’s additional paid-in capital. In addition, the net cash proceeds were reduced by PubCo’s payment of $6,000,000 to EDF Renewables in connection with the repurchase from them of 600,000 shares of PubCo common stock pursuant to the Purchase and Option Agreement, payment of $487,500 to NeoGenesis Holding Co. Ltd., the sponsor of Newborn, in repayment of loans made by the sponsor to Newborn, and deposit of $495,000 into escrow for the potential repayment Nuvve’s PPP loan. See “Unaudited Pro Forma Combined Financial Information.”

As a consequence of the Business Combination, Nuvve became an SEC-registered, Nasdaq-listed company, which will require Nuvve to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Nuvve expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative expenses.

Additionally, Nuvve expects its capital and operating expenditures will increase significantly in connection with ongoing activities as Nuvve invests additional working capital for heavy-duty DC-V2G charging stations and level 2 AC-V2G charging stations, additional investments in equipment to meet increased project needs, and additional operating expenses to hire project managers, technicians, sales, partnership and customer service personnel, data scientists, trading teams, software engineers and administrative staff.

Nuvve’s historical operations and statements of assets and liabilities may not be comparable to the operations and statements of assets and liabilities of the combined company as a result of the Business Combination.

Recent Developments

Dreev

In October 2018, Nuvve entered into a Cooperation Framework Agreement (“CFA”) with Électricité de France (“EDF”) to establish a venture to jointly develop and commercialize Nuvve’s V2G electric vehicle battery technology in France, the United Kingdom, Belgium, and Italy. In connection with the CFA, on February 11, 2019, Nuvve and its strategic partner EDF Pulse Croissance Holding (“EDF Pulse”) (an affiliate of EDF) together formed Dreev S.A.S. (“Dreev”), a company based in France to commercialize Nuvve’s GIVe V2G software platform in France, the United Kingdom, Belgium, and Italy. In connection with the formation of Dreev, Nuvve licensed and transferred its V2G technology and know-how for a 49% stake in Dreev and EDF Pulse provided capital for its 51% stake in Dreev and access to its subsidiary ecosystem. In October 2019, Nuvve added Germany to the territory covered by the Dreev. On October 16, 2019, Nuvve sold approximately 36% of its stake in Dreev to EDF Pulse, reducing Nuvve’s ownership of Dreev to approximately 13%. Until October 16, 2019, Nuvve accounted for Dreev under the equity method. At that point, Nuvve ceased applying the equity method of accounting, as it determined that it no longer had the ability to exercise significant influence over the operating and financial policies of Dreev as a result of EDF Pulse’s increased ownership stake. The equity method accounting for Dreev resulted in 49% of Dreev’s losses included in other expense until October 16, 2019, when Nuvve discontinued including a portion of Dreev’s losses. EDF Pulse is a related party, as EDF Renewables, an affiliate of EDF Pulse, is a stockholder of Nuvve through ownership of Nuvve’s Series A Convertible Preferred Stock.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Nuvve operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted to, among other things, provide emergency assistance for individuals, families and businesses affected by the coronavirus pandemic.

As the coronavirus pandemic continues to evolve, Nuvve believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Nuvve’s knowledge and control, and as a result, at this time Nuvve is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. In addition to any direct impact on Nuvve’s business, it is reasonably possible that the estimates made by management in preparing Nuvve’s financial statements have been, or will be, materially and adversely impacted in the near term as a result of the COVID-19 outbreak, and if so, Nuvve may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations. Although Nuvve has made its best estimates based upon current information, there can be no assurance that such estimates will prove correct due to the effects of the COVID-19 outbreak or otherwise.

Key Factors Affecting Nuvve’s Business

Nuvve believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the “Form 10 Information—Risk Factors” section of this report.

Growth in EV Adoption

Nuvve’s revenue growth is tied to the overall acceptance of commercial fleet and passenger EVs sold, which it believes will help drive the demand for intelligent vehicle-grid-integration solutions. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact Nuvve’s ability to increase its revenue or grow its business.

Fleet Expansion

Nuvve’s future growth is highly dependent upon the fleet applications associated with its technology. Because fleet operators often make large purchases of EVs, this cyclicality and volatility may be more pronounced, and any significant decline from these customers reduces Nuvve’s potential for future growth.

Government Mandates, Incentives and Programs

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy.

Nuvve also derives other revenue from fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states. Generally, only the owner of EV charging stations can either claim or assign such regulatory credits. If a material percentage of Nuvve’s customers were to claim these regulatory credits or choose to not assign the regulatory credits to Nuvve, Nuvve’s revenue from this source could decline significantly, which could have an adverse effect on its revenues and overall gross margin. While Nuvve has derived an immaterial percentage of its other revenue from these regulatory credits, Nuvve expects revenue from this source as a percentage of revenue may increase over time. Further, the availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, Nuvve’s ability to generate this revenue in the future would be adversely impacted.

Competition

Nuvve offers proprietary V2G technology and services and intends to expand its market share over time in its product categories, leveraging the network effect of its V2G technology, services and GIVe software platform. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, Nuvve’s competition includes other types of electric vehicle charging technologies, such as uni-directional “smart-charging” and lower cost (unmanaged) charging solutions. See “Form 10 Information—Business of Nuvve.” If Nuvve’s market share does not grow due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Geographic Expansion

Nuvve operates in North America, selected countries in Europe (directly and through its business venture with EDF), and Japan. Revenue from North America and Europe are expected to contribute significantly to Nuvve’s total revenue in the near-to-intermediate term, while revenue from Japan is expected to increase over the longer run due to the early stage nature of its market for V2G technology and services. Nuvve plans to use a portion of the proceeds from this Business Combination to increase its sales and marketing activities, as well as to potentially pursue strategic acquisitions in North America and Europe. Nuvve is also positioned to grow its North American and European business through future partnerships with charge point operators, OEMs and leasing companies. However, Nuvve may experience competition with other providers of EV charging station networks for installations. Many of these competitors have limited funding, which could lead to poor customer experiences and have a negative impact on overall EV adoption. Nuvve’s growth in North America and Europe requires differentiating itself as compared to the several existing competitors. If Nuvve is unable to penetrate the market in North America and Europe, its future revenue growth and profits will be impacted.

Results of Operations

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

The following table sets forth information regarding our consolidated results of operations for the years ended December 31, 2020 and 2019.

	Year Ended December 31,		Year-over-Year Change
	2020	2019	Change ($)	Change (%)
Revenue
Products and services	$1,943,151	$1,035,244	$907,907	88%
Grants	2,266,546	1,543,135	723,411	47%
Total revenue	4,209,697	2,578,379	1,631,318	63%

Operating expenses
Cost of product and service revenue	521,068	544,229	(23,161)	-4%
Selling, general and administrative expenses	5,487,037	5,064,737	422,300	8%
Research and development expense	2,888,975	3,131,482	(242,507)	-8%
Total operating expenses	8,897,080	8,740,448	156,632	2%

Operating loss	(4,687,383)	(6,162,069)	1,474,686	-24%

Other income (expense)
Interest income	—	8,390	(8,390)	-100%
Interest expense	(313,614)	(8,186)	(305,427)	3731%
Equity in net loss of investment	—	(671,731)	671,731	-100%
Other income with related party	—	3,891,313	(3,891,313)	100%
Change in fair value of conversion option on convertible notes	(37,497)	—	(37,497)	100%
Other, net	154,360	(80,201)	234,561	-292%
Total other income (expense)	(196,751)	3,139,585	(3,336,336)	-106%

Net loss	$(4,884,134)	$(3,022,484)	$(1,861,650)	62%

Revenue

Total revenue was $4.2 million for the year ended December 31, 2020, compared to $2.6 million for the year ended December 31, 2019, an increase of $1.6 million, or 63%. The increase is attributed to a $0.7 million increase in services revenue, a $0.2 million increase in products revenue, and a $0.7 million increase in grants revenue.

The increase in services revenue for the year ended December 31, 2020 was primarily driven by an increase in V2G grid services derived from the Nuvve GIVe software platform. Nuvve’s services revenue is typically recurring revenue from an installed base of EVs, charging stations and stationary batteries.

The increase in products revenue for the year ended December 31, 2020 was primarily driven by an increase in revenues related to sales of charging stations.

The increase in grants revenue for the year ended December 31, 2020 was primarily driven by an increase in grant-funded projects primarily in the United Kingdom wherein Nuvve demonstrated the V2G capabilities of its GIVe software platform and shared data and valuable learnings with key stakeholders, including utilities, independent system operators, regulators and strategic partners. We believe such grant-funded project and utility pilot revenues may not continue to be a significant portion of our revenues in the future.

Cost of Product and Service Revenue

Cost of product and service revenues primarily consisted of the cost of charging station goods and related services sold. Cost of product and service revenues decreased by $0.02 million, or 4%, primarily due to the sales of charging stations to Dreev in 2019 offset by sales of charging stations in the United States.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of selling, marketing, advertising, payroll, administrative, finance and professional expenses. Selling, general and administrative expenses were $5.5 million for the year ended December 31, 2020 as compared to $5.1 million for the year ended December 31, 2019, an increase of $0.4 million, or 8%. The increase was primarily attributable to an increase in payroll expenses and professional fees, offset by a decrease in subcontractor expenses.

Research and Development Expenses

Research and development expenses decreased by $0.2 million, or 8%, from $3.1 million for the year ended December 31, 2019 to $2.9 million for the year ended December 31, 2020. The decrease was primarily attributable to a decrease in salaries from reduced headcount and decreased license fee expenses.

Other Income (Expense)

Other income (expense) consists primarily of interest income (expense), equity in net loss of investment, other income with a related party, change in fair value of conversion option on convertible notes, and other income (expense). Other income (expense) decreased by $3.3 million, from $3.1 million of other income for the year ended December 31, 2019 to $0.2 million in other expense for the year ended December 31, 2020. The decrease was primarily attributable to an increase in the year ended December 31, 2019 in other income with a related party of $3.9 million resulting from the investment in Dreev, offset by a $0.7 million equity loss on investment in Dreev realized during the same period.

Net loss

Net loss increased by $1.9 million, or 62%, from $3.0 million for the year ended December 31, 2019 to $4.9 million for the year ended December 31, 2020. The increase in net loss before income tax expense was primarily due to an increase in expenses of $0.2 million and a decrease in other income of $3.3 million for the aforementioned reasons, offset by an increase in revenue of $1.6 million.

Liquidity and Capital Resources

Sources of Liquidity

We are an early stage business enterprise and we have funded our business operations primarily with the issuance of equity and convertible notes, and borrowings along with cash from operations. Nuvve has incurred net losses and negative cash flows from operations since its inception which it anticipates will continue for the foreseeable future. For the year ended December 31, 2020, Nuvve has raised net proceeds of $5.4 million from the issuances of equity and convertible notes, the issuance of a convertible debenture, and borrowings from the Payroll Protection Program (“PPP”) and Small Business Administration (“SBA”) loan programs. At December 31, 2020, Nuvve had a cash balance of $2.3 million.

Convertible Promissory Notes

Beginning in July 2018 and continuing through October 2020, Nuvve issued a total of $1.6 million of convertible promissory notes (the “Notes”). Nuvve received cash proceeds from the issuance of the Notes of $1.1 million and issued $0.5 million in Notes in exchange for services. The Notes accrued interest at 5 percent per annum with varying maturity dates from January 31, 2019 to December 1, 2021. The Notes provided for conversion upon the closing of an equity financing, an IPO or a liquidation event. In the event of a next equity financing, the remaining principal and accrued interest of each note would automatically convert into shares of a new series of preferred stock of Nuvve with terms similar to that of the equity securities issued in connection with the next equity financing, at a price equal to the lower of the price paid by the investors participating in the next equity financing or at a price based on an assumed valuation of Nuvve. In the event of a conversion at maturity, or of a liquidation event or IPO, the shares would be converted to Nuvve’s equity securities at a price based on an assumed valuation of Nuvve.

In November 2020, Nuvve entered into agreements with each of the Note holders, whereby the principal and interest earned on each of the outstanding Notes would be converted into shares of Nuvve common stock at a price that was the lower of 80% of the price paid by the investors in the Bridge Loan or at a price based on an assumed valuation of Nuvve. On November 17, 2020, all Notes were converted into a total of 1,539,225 shares of Nuvve common stock (which were converted into approximately 326,936 shares of PubCo common stock in connection with the Business Combination).

PPP and SBA Loans

In April 2020, Nuvve applied for, and in May 2020 received, a loan in the amount of $0.5 million as a part of the CARES Act. The loan is also known as a PPP loan. If Nuvve meets certain criteria, the loan will be forgiven. If it is not forgiven, the loan will have a term of two years at an interest rate of 1% with principal and interest deferred for six months. Although we intend to make our best efforts to meet the criteria and achieve forgiveness of the loan, there is no assurance that it will be successful.

In March 2020, Nuvve applied for, and in May 2020 received, an Economic Injury Disaster Loan Emergency Advance (EIDL) loan from the Small Business Administration in the amount of $0.2 million. On November 16, 2020, Nuvve repaid the principal and interest balance due on this loan.

Nuvve has two contracts, E-FLEX and Project Local Energy Oxfordshire, with a United Kingdom government agency, Innovate UK (IUK). Due to the COVID-19 pandemic, IUK offered, and in March 2020, Nuvve accepted a grant of disaster relief funds of 0.1 million British pounds (equivalent to approximately US$0.1 million) to only be used in performance under these contracts.

Cash Flow

	Year Ended December 31,
	2020	2019
Net cash (used in) provided by:
Operating activities	$(3,078,943)	$(4,208,960)
Investing activities	(22,504)	2,288,400
Financing activities	5,239,897	50,000
Effect of exchange rate on cash and restricted cash	(189,258)	48,362
Net increase (decrease) in cash and restricted cash	$1,949,192	$(1,822,198)

For the years ended December 30, 2020 and 2019, cash used in operating activities was $3.1 million and $4.2 million, respectively. Nuvve’s cash use in the year ended December 31, 2020 was primarily attributable to its net loss of $4.9 million, partially offset by $0.7 million of net cash provided by changes in the levels of operating assets and liabilities. Nuvve’s cash used in operating activities for the year ended December 31, 2019 was primarily attributable to its net loss of $3.0 million and gain on sale of equity investment of $3.2 million, partially offset by $1.2 million of net cash provided by changes in the levels of operating assets and liabilities.

During the year ended December 31, 2020, cash used in investing activities was $0.02 million, which was used to purchase fixed assets. Net cash provided in investing activities was $2.3 million during the year ended December 31, 2019, which was provided by the sale of Nuvve’s interest in its investment in Dreev.

Net cash provided by financing activities for the year ended December 31, 2020 was $5.2 million, of which $3.7 million was provided in connection with the issuance of a convertible debenture, $1.0 million was provided in connection with the issuance of various forms of convertible notes, and $0.5 million from PPP loans. Cash provided by financing activities for the year ended December 31, 2019 was $0.05 million, all of which was provided in connection with the issuance of convertible notes.

Through December 31, 2020, Nuvve incurred an accumulated deficit since inception of $20.5 million. As of December 31, 2020, Nuvve had a cash balance and working capital deficit of $2.3 million and $3.3 million, respectively. During the year ended December 31, 2020, Nuvve incurred a loss before income tax expense of $4.9 million.

Immediately prior to the closing of the Business Combination on the Closing Date, March 19, 2021, Newborn consummated the sale of $14,250,000 of Newborn’s ordinary shares and warrants in the PIPE pursuant to the Subscription Agreements. In addition, immediately prior to the closing of the Business Combination, the principal and interest earned on the Bridge Loan (see note 7 of the Consolidated Financial Statements for further information) was automatically converted into 2,562,005 shares of common stock of Nuvve based on a conversion price of $1.56. At the effective time of the Business Combination, subject to the terms and conditions of the Merger Agreement, each share of Nuvve common stock (including the shares of the Nuvve Series A preferred stock that were converted into shares of Nuvve common stock immediately prior to the closing) was canceled and converted into the right to receive the number of shares of the PubCo common stock equal to the Closing Exchange Ratio. As part of the Business Combination, Newborn was merged with and into PubCo, the separate corporate existence of Newborn ceased and PubCo continued as the surviving corporation. Upon the closing of the merger with PubCo, each of Newborn’s outstanding units was automatically separated into its constituent securities and Newborn’s outstanding securities (including the Newborn ordinary shares and Newborn warrants purchased by the PIPE Investors) were converted into a like number of equivalent securities of PubCo, except that each of Newborn’s rights was converted automatically into one-tenth of one share of PubCo common stock in accordance with its terms. In connection with the closing, PubCo changed its name to Nuvve Holding Corp.

Additionally, certain of the former Nuvve stockholders may be entitled to receive up to 4,000,000 earn-out shares of PubCo common stock if, for the fiscal year ending December 31, 2021, the Nuvve’s revenue, as determined in accordance with U.S. GAAP, equals or exceeds $30,000,000.

In Newborn’s initial public offering, Newborn issued 5,750,000 units at $10.00 per unit. Concurrently with the initial public offering, Newborn sold to its sponsor 272,500 units at $10.00 per unit in a private placement. Newborn received net proceeds of approximately $57,989,380 from the public and private units. Upon closing of the initial public offering and the private placement, $57,500,000 was placed in a trust account with a trust company acting as trustee. On the Closing Date, the balance in the Trust Account, net of $18,630 of redemptions by Newborn shareholders, was $58,453,331.

Pursuant to a Purchase and Option Agreement between PubCo and an existing stockholder of Nuvve, 600,000 shares of PubCo common stock were repurchased immediately after the closing for $6,000,000 out of the proceeds available from the Trust Account.

After the closing of the above transactions, payment of transaction costs of $3,702,421, repayment of loans made by Newborn’s sponsor to Newborn of $487,500, and deposit into escrow of $495,000 to cover the balance of the PPP Loan (see note 7 of the Consolidated Financial Statements for further information), the New Public Company received total net proceeds in cash of $62,018,410 result of the above transactions. Management believes the net proceeds will be sufficient to fund its operations for the next year.

Off-Balance Sheet Arrangements

Nuvve is not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes Nuvve’s contractual obligations and commitments as of December 31, 2020:

	Due by Period
	Less than 1 year	1 – 3 years	Total
Operating lease obligations	$139,843	$—	$139,843
Research agreement	645,267	—	645,267
Additional contribution to Dreev	250,448	250,447	500,895
	$1,035,558	$250,447	$1,286,005

Nuvve has a licensing agreement with the University of Delaware whereby all right, title, and interest in licensed intellectual property was assigned to Nuvve. Under the terms of the agreement, Nuvve will pay up to an aggregate $7.5 million in royalties to the university upon achievement of certain substantial commercialization milestones (see note 12 of the Consolidated Financial Statements for further information).

Nuvve is committed to possible future additional contributions to Dreev in the amount of approximately $0.5 million (see note 4 of the Consolidated Financial Statements for further information).

Nuvve enters into purchase commitments that include purchase orders and agreements in the normal course of business with contract manufacturers, parts manufacturers, vendors and outsourced services.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of Nuvve’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires Nuvve to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Nuvve’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While Nuvve’s significant accounting policies are described in more detail in Note 1 to its consolidated financial statements included elsewhere in this report, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Revenue Recognition

On January 1, 2019, Nuvve adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which were not completed as of that date. During fiscal year 2019 and 2020, Nuvve recognizes revenue using the five-step model under ASC 606 in determining revenue recognition that requires Nuvve to exercise judgment when considering the terms of contracts, which includes: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

Nuvve may enter into contracts with customers that include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products and services, Nuvve evaluates whether the individual products and services qualify as distinct performance obligations. In Nuvve’s assessment of whether products and services are a distinct performance obligation, it determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires Nuvve to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how they are provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount Nuvve expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees Nuvve charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, Nuvve accounts for individual performance obligations separately if they are distinct. Nuvve applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. Nuvve determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, Nuvve estimates the SSP using the residual approach.

Nuvve has entered into various agreements for research and development services. The terms of these arrangements typically include terms whereby Nuvve receives milestone payments in accordance with the scope of services outlined in the respective agreement or is reimbursed for allowable costs. At the inception of each arrangement that includes milestone payments, Nuvve evaluates whether a significant reversal of cumulative revenue associated with achieving the milestones is probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. Nuvve applies considerable judgment in evaluating factors such as the scientific, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. At the end of each subsequent reporting period, Nuvve reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Revenue for other service contracts is recognized over time using an input method where progress on the performance obligation is measured based on the proportion of actual costs incurred to date relative to the total costs expected to be required to satisfy the performance obligation.

During 2017, Nuvve was awarded grant funding from the California Energy Commission, which contract continued through 2020. Nuvve has concluded as of January 1, 2019 that this government grant is not within the scope of ASC 606, as government entity does not meet the definition of a “customer” as defined by ASC 606, as there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Revenues from this grant are based upon internal costs incurred that are specifically covered by the grant. Revenue is recognized as Nuvve incurs expenses that are related to the grant. Nuvve believes this policy is consistent with the overarching premise in ASC 606, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in the ASC. Nuvve believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

For sales of finished products (charging stations) to customers, Nuvve satisfies its performance obligation and records revenues when transfer of control has passed to the customer, which Nuvve has determined as the date at which the product ships. The transaction price is determined based upon the invoiced sales price. Payment terms generally require remittance from customer within 30 days of the sale date.

Areas of Judgment and Estimates

Determining whether multiple promises in a contract constitute distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, Nuvve assesses the nature of each individual service or product offering and how the services and products are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract. Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment. Nuvve determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors. When observable pricing is not available, Nuvve first allocates to the performance obligations with established SSPs and then applies the residual approach to allocate the remaining transaction price.

Stock-based compensation

Nuvve grants stock options to employees and non-employees. Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense on a straight-line basis over the requisite service period. Nuvve recognizes forfeitures as they occur.

The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of Nuvve’s underlying common stock, its expected common stock price volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of Nuvve Common Stock.

The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:

	Year Ended December 30,
	2020	2019
Expected life of options (in years)	6.1	—
Dividend yield	0%	—
Risk-free interest rate	0.37%	—
Expected volatility	69%	—

There were no stock options granted during the year ended December 31, 2019.

Expected Life. The expected term represents the expected life of options is the average of the contractual term of the options and the vesting period.

Dividend Yield. The expected dividend yield is zero as Nuvve has never declared or paid cash dividends and has no current plans to do so over the expected life of the options.

Risk Free Interest Rate. The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

Expected Volatility. The volatility rate was estimated by management based on the average volatility of certain public company peers within Nuvve’s industry corresponding to the expected term of the awards.

Common Stock Valuation

The fair value of Nuvve Common Stock has historically been determined by the Nuvve’s Board of Directors with the assistance of management.

In the absence of a public trading market for Nuvve Common Stock, on each grant date, Nuvve develops an estimate of the fair value of Nuvve Common Stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of Nuvve Common Stock, and in part on input from third-party valuations.

Nuvve’s valuations of Nuvve Common Stock are determined in accordance with ASC 820, Fair Value Measurement and the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions used to determine the estimated fair value of Nuvve Common Stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

●	third-party valuations of its common stock;

●	external market conditions affecting the EV industry and trends within the industry;

●	the rights, preferences, and privileges of Nuvve convertible Series A preferred stock relative to those of Nuvve Common Stock;

●	the prices at which Nuvve sold shares of its common stock;

●	its financial condition and operating results, including its levels of available capital resources;

●	the progress of its research and development efforts, its stage of development, and business strategy;

●	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Nuvve given prevailing market conditions;

●	the history and nature of Nuvve’s business, industry trends, and competitive environment;

●	the lack of marketability of Nuvve Common Stock;

●	equity market conditions affecting comparable public companies; and

●	general U.S. and global market conditions.

In determining the fair value of Nuvve Common Stock, Nuvve established the enterprise value of its business using the market approach and the income approach. Nuvve also estimated the enterprise value by reference to the closest round of equity financing preceding the date of the valuation if such financing took place around the valuation date. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by Nuvve’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at its estimated weighted-average cost of capital to estimate its enterprise value. Under the market approach, a group of guideline publicly-traded companies with similar financial and operating characteristics to Nuvve are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to Nuvve’s historical and forecasted revenue results.

In allocating the equity value of Nuvve’s business among the various classes of equity securities, it used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on its assets. The OPM treats Nuvve Common Stock and convertible Series A preferred stock as call options on an equity value with exercise prices based on the liquidation preference of its redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after its redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM is appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since August 2020, Nuvve used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for Nuvve, assuming various outcomes.

The common share value is based on the probability-weighted present value of expected future investment returns considering two possible scenarios available as well as the rights of each class of shares. These two scenarios are: (i) a transaction with a SPAC and (ii) remaining a private company. The value of the common shares is determined based on an analysis of Nuvve’s operations and projections as of the valuation date, as well as its expected SPAC value for which we have discounted back to the valuation date at an appropriate risk-adjusted discount rate. We then probability weighted each outcome to arrive at an indication of value for the common shares. Nuvve used the OPM and the PWERM to allocate the equity value of its business among the various classes of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding Nuvve’s expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact Nuvve’s valuations as of each valuation date and may have a material impact on the valuation of Nuvve Common Stock. Following the Business Combination, it will not be necessary to estimate the fair value of PubCo Common Stock as the shares will be traded in a public market.

Convertible Notes Payable Conversion Option Liability

The next equity financing conversion option on the convertible notes payable is classified as a liability which is recorded at fair value upon issuance and is subject to remeasurement to fair value at each balance sheet date, as the settlement of the next equity financing conversion options will result in the delivery of a number of shares determined based on a combination of fixed and variable conversion prices. Changes in the fair value of the conversion option are recognized in Nuvve’s consolidated statement of operations and comprehensive loss. Nuvve will continue to adjust the liability for changes in fair value until the exercise of the conversion option into Nuvve common stock. At that time, the conversion option liability will be reclassified to Nuvve common stock or additional paid-in capital, as applicable.

Investment in Dreev

As more fully discussed in Note 4 to the consolidated financial statements, in February 2019, Nuvve licensed certain of its patents, know-how, and software copyrights (the “Dreev IP”) to Dreev to develop and commercialize the Dreev IP in France, the United Kingdom, Belgium, and Italy, with a promise to transfer the patents to Dreev in the future, in exchange for an initial 49% ownership stake in Dreev. Nuvve recognized $3,200,700 of other income in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019, in connection with recording its 49% stake in Dreev, at the fair value of the shares of Dreev received by Nuvve. Nuvve backsolved the fair value of the noncash consideration received for the license and transfer of intellectual property to Dreev by reference to the price paid in cash by the other owner for its 51% share in Dreev. After the investment, although Nuvve did not maintain control over Dreev, it determined it was able to exercise significant influence with respect to Dreev, so Nuvve initially accounted for the investment on the equity method of accounting and recorded 49% of Dreev’s net loss, or $629,748, included in other expense for the year ended December 31, 2019. After selling 36% of its 49% equity interest in Dreev in October 2019, Nuvve determined that it no longer can exercise significant influence over the operations of Dreev. Accordingly, Nuvve discontinued accounting for its investment in Dreev under the equity method at that time.

Income Taxes

Nuvve utilizes the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. Nuvve makes estimates, assumptions, and judgments to determine its provision for its income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. Nuvve assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

Nuvve recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this report, have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements

See Note 1 of Nuvve’s consolidated financial statements included elsewhere in this report for more information regarding recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

Nuvve has foreign currency risks related to its revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the Euro, Great British Pound and Danish Krone, causing both its revenue and its operating results to be impacted by fluctuations in the exchange rates. Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact Nuvve’s net loss. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10%, would not result in a material foreign currency loss on foreign-denominated balances, as of December 31, 2020. As Nuvve’s foreign operations expand, its results may be materially impacted by fluctuations in the exchange rates of the currencies in which it does business. At this time, Nuvve does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Nuvve’s consolidated financial statements as of December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — Nuvve has identified material weaknesses in its internal control over financial reporting.”

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. PubCo is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

PubCo expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date PubCo (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare PubCo’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited consolidated financial statements of Nuvve included elsewhere in this report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019.

In addition, PubCo intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, PubCo intends to rely on such exemptions, PubCo is not required to, among other things: (a) provide an auditor’s attestation report on PubCo’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

PubCo will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of PubCo’s first fiscal year following the fifth anniversary of Newborn’s IPO, (b) the last date of PubCo’s fiscal year in which PubCo has total annual gross revenue of at least $1.07 billion, (c) the date on which PubCo is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which PubCo has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Properties

The properties of PubCo and Nuvve are described in the Proxy Statement/Prospectus in the section entitled “Business of Nuvve” beginning on page 113, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the actual beneficial ownership of PubCo common stock as of March 19, 2021 by:

●	each person known by PubCo to be the beneficial owner of more than 5% of the outstanding shares of PubCo common stock on March 19, 2021;

●	each of PubCo’s executive officers and directors; and

●	all of PubCo’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all PubCo common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Outstanding Shares(2)
Directors and Executive Officer
Gregory Poilasne(3)	1,267,618	6.7%
Ted Smith(4)	241,277	1.3%
David Robson(5)	—	—
Richard A. Ashby	—	—
Angela Strand(6)	—	—
Kenji Yodose	—	—
H. David Sherman	43,125	*
Jon M. Montgomery	—	—
All directors and executive officers (7 individuals)	1,552,020	8.2%
5% Beneficial Holders
NeoGenesis Holding Co., Ltd.(7)	1,808,812	9.6%
EDF Renewables, Inc.(8)	1,160,062	6.2%
University of Delaware	1,674,326	8.9%
Toyota Tsusho Corporation	1,466,719	7.8%
AIGH Investment Partners LP(9)	1,164,696	6.0%
WVP Emerging Manage Onshore Fund LLP – AIGH Series(9)	302,640	1.6%
WVP Emerging Manage Onshore Fund LLP – Optimized Equity Series(9)	92,664	0.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Nuvve Corporation, 2468 Historic Decatur Rd., Suite 200, San Diego, California 92106.

(2)	The percentage of beneficial ownership is calculated based on 18,761,124 shares of PubCo common stock outstanding as of March 19, 2021. The amount and percentage of beneficial ownership of PubCo common stock for each individual or entity after the Business Combination includes shares of common stock issuable upon exercise of PubCo Warrants, as such warrants will become upon the consummation of the Business Combination.

(3)	The beneficial ownership of Mr. Poilasne after the Business Combination includes 56,995 shares of PubCo common stock issuable upon the exercise of options that will be immediately exercisable or will become exercisable within 60 days of March 19, 2021, and excludes 17,346 shares of PubCo common stock issuable upon the exercise of options that will not become exercisable within 60 days of March 19, 2021. The beneficial ownership of Mr. Poilasne also excludes options to purchase 600,000 shares of PubCo’s common stock and restricted stock with a value of $600,000 granted to him pursuant to his employment agreement after March 19, 2021. See “Executive Officer and Director Compensation.”

(4)	The beneficial ownership of Mr. Smith after the Business Combination includes 155,585 shares of PubCo common stock issuable upon the exercise of options that will be immediately exercisable or will become exercisable within 60 days of March 19, 2021, and excludes 112,043 shares of PubCo common stock issuable upon the exercise of options that will not become exercisable within 60 days March 19, 2021. The beneficial ownership of Mr. Smith also excludes options to purchase 350,000 shares of PubCo’s common stock and restricted stock with a value of $350,000 granted to him pursuant to his employment agreement after March 19, 2021. See “Executive Officer and Director Compensation.”

(5)	The beneficial ownership of Mr. Robson excludes options to purchase 300,000 shares of PubCo’s common stock and restricted stock with a value of $250,000 granted to him pursuant to his employment agreement after March 19, 2021. See “Executive Officer and Director Compensation.”.

(6)	The beneficial ownership of Ms. Strand after the Business Combination excludes 10,620 shares of PubCo common stock issuable upon the exercise of options that will not become exercisable within 60 days March 19, 2021.

(7)	Wenhui Xiong owns and controls NeoGenesis Holding Co., Ltd. The beneficial ownership of NeoGenesis Holding Co., Ltd. after the Business Combination includes 136,250 shares of PubCo common stock issuable upon exercise of PubCo warrants. The business address of each of Mr. Xiong and NeoGenesis Holdings Co., Ltd. is Room 801, Building C, SOHO Square, No. 88, Zhongshan East 2nd Road, Huangpu District, Shanghai, 200002, China.

(8)	The beneficial ownership of EDF Renewables gives effect to the repurchase by PubCo of 600,000 shares of PubCo common stock from EDF Renewables immediately after the closing of the Business Combination, but does not give effect to the repurchase by PubCo of 134,391 shares of PubCo common stock from EDF Renewables pursuant to EDF Renewable’s exercise of the put option granted to it under the Purchase and Option Agreement. The sale of the shares pursuant to the exercise of the option is expected to occur on April 19, 2021.

(9)	The beneficial ownership of AIGH Investment Partners LP includes 597,280 shares and 1,134,832 warrants (and 567,416 shares issuable upon exercise of the warrants). The beneficial ownership of WVP Emerging Manager Onshore Fund LLC – AIGH Series and WVP Emerging Manager Onshore Fund LLC – Optimized Equity Series includes 155,200 and 47,250 shares, respectively, and 294,880 and 90,288 warrants, respectively (and 147,440 and 45,144 shares, respectively, issuable upon exercise of the warrants). Orin Hirschman may be deemed to beneficially own the securities held by AIGH Investment Partners LP, WVP Emerging Manager Onshore Fund LLC – AIGH Series and WVP Emerging Manager Onshore Fund LLC – Optimized Equity Series. The business address of AIGH Investment Partners LP is 6006 Berkeley Avenue, Baltimore, MD 21208. The business address of each of WVP Emerging Manager Onshore Fund LLC – AIGH Series and WVP Emerging Manager Onshore Fund LLC – Optimized Equity Series is 295 Sunset Avenue, Englewood, NJ 07631.

In connection with the closing of the Business Combination, each existing stockholder of Nuvve submitted a letter of transmittal that includes certain lock-up provisions, pursuant to which each such stockholder has agreed not to, within one year of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. One-half of the shares may be released prior to the one-year anniversary if the volume weighted average price of PubCo’s common stock is at or above $12.50 for 20 out of any 30 consecutive trading days commencing six months after the closing of the Business Combination. In addition, the Newborn initial shareholders have entered into new lock-up agreements, pursuant to which certain shares of PubCo common stock and PubCo warrants held by the initial shareholders will be locked up for six months after the closing, with respect to 50% of such shares of PubCo common stock and PubCo warrants, and for one year, with respect to the remaining 50% of such shares of PubCo common stock and PubCo warrants (subject to certain exceptions contained therein).

Directors and Executive Officers

Information with respect to PubCo’s directors and executive officers after the Business Combination is set forth in the Proxy Statement/Prospectus in the sections entitled “Proposal No. 5 The Director Election Proposal” beginning on page 92 and “Directors, Executive Officers and Corporate Governance After the Business Combination” beginning on page 160, which are incorporated herein by reference.

Directors

Effective as of the Closing Date, the size of PubCo’s Board of Directors was increased to seven members. At the Extraordinary General Meeting, Gregory Poilasne, Ted Smith, Richard A. Ashby, Angela Strand, Kenji Yodose, H. David Sherman and Jon M. Montgomery were elected to serve as directors, effective as of the closing of the Business Combination. Mr. Poilasne will serve as chairman of the Board of Directors.

Mr. Ashby and Mr. Montgomery will serve as Class A directors until PubCo’s 2022 annual meeting of stockholders; Ms. Strand and Mr. Sherman will serve as Class B directors serving until PubCo’s 2023 annual meeting of stockholders; and Mr. Poilasne, Mr. Smith and Mr. Yodose will serve as Class C directors until PubCo’s 2024 annual meeting of stockholders, and, in each case, until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.

Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section entitled “Directors, Executive Officers and Corporate Governance After the Business Combination” beginning on page 160, which is incorporated herein by reference.

Committees of the Board of Directors

Effective as of as of the Closing Date, the standing committees of the Board of Directors consist of an audit committee, a compensation committee, and a nominating and corporate governance committee. As of the Closing Date:

●	Mr. Sherman, Mr. Ashby and Mr. Montgomery were appointed to serve on the audit committee, with Mr. Sherman as chairman;

●	Ms. Strand, Mr. Montgomery and Mr. Sherman were appointed to serve on the compensation committee, with Ms. Strand as chairwoman; and

●	Mr. Ashby, Ms. Strand and Mr. Yodose were appointed to serve on the nominating and corporate governance committee, with Mr. Ashby as chairman.

Executive Officers

Effective as of the Closing Date, in connection with the Business Combination, Mr. Poilasne was appointed as PubCo’s Chairman and Chief Executive Officer, Mr. Smith was appointed as PubCo’s President and Chief Operating Officer and David Robson was appointed as PubCo’s Chief Financial Officer. Biographical information for PubCo’s executive officers is set forth in the Proxy Statement/Prospectus in the section entitled “Directors, Executive Officers and Corporate Governance After the Business Combination” beginning on page 160, which is incorporated herein by reference.

Executive Officer and Director Compensation

Nuvve Executive Officer and Director Compensation Prior to the Business Combination

To achieve Nuvve’s goals, Nuvve has designed its compensation and benefits program to attract, retain, incentivize and reward qualified executives who share its philosophy and demonstrate a strong desire to work towards achieving its goals. Nuvve believes its compensation program should promote its success and align executive incentives with the long-term interests of its stockholders. Nuvve’s current compensation programs reflect its startup origins in that they consist primarily of salary and bonuses, as well as awards of stock options.

Nuvve’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Nuvve’s named executive officers. For the year ended December 31, 2020, Nuvve’s named executive officers were Gregory Poilasne, Chief Executive Officer, and Ted Smith, Chief Operating Officer.

This section provides an overview of Nuvve’s executive compensation, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2020 and 2019.

	Year	Salary ($)	Bonus ($)	Option Awards ($)		Total ($)
Gregory Poilasne,	2020	$276,000	$—	$—		$276,000
Chief Executive Officer	2019	276,000	—	—		276,000

Ted Smith,	2020	248,490	100,000	636,938	(1)	985,427
Chief Operating Officer	2019	227,500	27,500	—		255,000

(1)	Represents the estimated grant date fair value of the stock options as determined under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718. Such estimated fair value amounts do not necessarily correspond to the potential actual value realized from the stock options. The assumptions made in computing the estimated fair value of such stock options are discussed in note 9 of the Consolidated Financial Statements.

Narrative Disclosure to Summary Compensation Table

For 2020 and 2019, the compensation program for Nuvve’s named executive officers consisted of base salary and incentive compensation delivered in the form of cash bonuses. Base salary was set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Cash bonuses were also set at a level that was commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance, subject to any employment or similar agreement with the executive.

Nuvve provided benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan for which no match by Nuvve is provided. In 2020 and 2019, Nuvve did not maintain any executive-specific benefit or perquisite programs.

Gregory Poilasne Offer Letter

Mr. Poilasne served as Nuvve’s Chief Executive Officer pursuant to an offer letter dated July 1, 2017. Under the offer letter, Mr. Poilasne earned base salary at a rate of $276,000 per year. In addition, Mr. Poilasne was eligible to receive an annual bonus based on the achievement of criteria as approved by Nuvve’s board of directors with a target equal to 100% of his annual base salary. In connection with the entry into the offer letter, Mr. Poilasne was granted an option to purchase 350,000 shares of Nuvve common stock at an exercise price of $0.27 per share, which vests in equal monthly installments over a five-year period.

Ted Smith Offer Letter

Mr. Smith served as Nuvve’s Chief Operating Officer pursuant to an offer letter dated December 16, 2016. Under the offer letter, Mr. Smith earned base salary at a rate of $227,500 per year for 2019, which was increased to $260,000 during 2020. In addition, Mr. Smith was eligible to receive an annual bonus based on the achievement of criteria as approved by Nuvve’s board of directors with a target equal to 100% of his annual base salary. In connection with the entry into his original offer letter dated December 16, 2016, Mr. Smith was granted an option to purchase 660,000 shares of Nuvve common stock at an exercise price of $0.27 per share, which vests as to 25% of the shares on the anniversary of the grant date and thereafter vests as to the remaining 75% of the shares monthly in equal installments over a three year period. During the term of his employment, Mr. Smith was granted additional option awards by Nuvve, which are described below under “Outstanding Equity Awards Table” and in the narrative disclosure to the table. Mr. Smith was awarded a discretionary cash bonus of $27,500 for 2019 and $100,000 for 2020.

Retirement Benefits

For 2020 and 2019, Nuvve provided a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Nuvve did not provide a match for participants’ elective contributions to the 401(k) plan, nor did Nuvve provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards Table

The following table presents information regarding outstanding equity awards held by Nuvve’s named executive officers as of December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)			Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date
		Nuvve	PubCo		Nuvve	PubCo	Nuvve	PubCo
Gregory Poilasne	7/1/2017	239,167	50,800	(1)	110,833	23,541	0.27	1.27	6/30/2027
Ted Smith	9/25/2015	100,000	21,240	(2)	0	0	0.27	1.27	9/24/2025
Ted Smith	7/1/2017	563,750	119,742	(3)	96,250	20,444	0.27	1.27	6/30/2027
Ted Smith	8/11/2020	0	0	(3)	500,000	106,202	1.48	6.97	8/10/2030

(1)	Option vests monthly in equal installments over a five year period.

(2)	Option vests in its entirety on the date of grant.

(3)	Option vests as to 25% of the shares on the anniversary of the grant date and thereafter vests as to the remaining 75% of the shares monthly in equal installments over a three year period.

Equity Incentive Plan and Stock Option Awards

Nuvve’s board of directors adopted, and its stockholders approved, the 2010 Equity Incentive Plan (the “Nuvve Plan”) in 2010. The Nuvve Plan was periodically amended in order to increase the number of shares of Nuvve common stock available for issuance under the Nuvve Plan. Pursuant to the Merger Agreement, the Nuvve Plan and the options granted thereunder were adopted and assumed by PubCo upon the closing of the Business Combination, but the Nuvve Plan was amended so that no further awards may be granted thereunder.

The Nuvve Plan permitted the grant of incentive stock option (“ISO”), non-qualified stock option (“NSO”), stock appreciation right (“SAR”), restricted stock and restricted stock unit (“RSU”) awards. ISOs could be granted only to Nuvve’s employees and to any of Nuvve’s parent or subsidiary corporation’s employees. NSOs, SARs, restricted stock and RSUs could be granted to employees and consultants of Nuvve and its affiliates and to members of Nuvve’s board of directors.

As of December 31, 2020, stock options to purchase 5,742,437 shares of Nuvve’s common stock (equivalent to 1,219,711 shares of PubCo common stock after the Business Combination) with a weighted-average exercise price of approximately $0.62 per Nuvve share (equivalent to $2.92 per PubCo share after the Business Combination), and no other awards, were outstanding under the Nuvve Plan.

Administration. The compensation committee administers the Nuvve Plan. Subject to the terms of the Nuvve Plan, the administrator has the power to, among other things, construe and interpret the terms of the Nuvve Plan and awards granted thereunder, accelerate the time at which awards may be exercised or vest, and amend the Nuvve Plan.

Options. No option granted under the Nuvve Plan is exercisable after the expiration of ten years from the date of its grant. The exercise price per share of each option granted under the Nuvve Plan was at least 100% of the fair market value per share of Nuvve’s common stock on the grant date. Certain of the options granted under the Nuvve Plan include a provision whereby the participant may elect at any time before the participant’s service terminates to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Subject to certain limitations, any unvested shares so purchased would be subject to a repurchase right in favor of PubCo.

Changes to Capital Structure. In the event of certain changes to PubCo’s capital structure, such as a merger, consolidation, reorganization, recapitalization, non-cash dividends, large nonrecurring dividends, liquidating dividend, exchange of shares, stock dividend, stock split, reverse stock split or similar equity restructuring transaction, the administrator will appropriately and proportionately adjust (i) the class and maximum number of securities subject to the Nuvve Plan, (ii) the class and maximum number of securities that may be issued pursuant to the exercise of ISOs, and (iii) the class and number of securities and price per share of stock subject to outstanding awards. In the event of a corporate transaction (as defined in the Nuvve Plan), the administrator may (and in the case of the Business Combination, will) arrange for the acquiring corporation to assume or continue the awards under the plan. In the event of a change in control (as defined in the Nuvve Plan), an award may be subject to additional acceleration of vesting and exercisability as provided in the award agreement or in any other agreement between Nuvve and the participant.

Plan Termination. The administrator may suspend or terminate the Nuvve Plan at any time. Unless earlier terminated, the Nuvve Plan will terminate on July 1, 2021.

Director Compensation

Nuvve currently had no formal arrangements under which directors received compensation for their service on Nuvve’s board of directors or its committees. Messrs. Poilasne and Smith did not receive additional compensation for their services as directors.

PubCo Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of the combined company.

Executive Compensation

The policies of PubCo with respect to the compensation of its executive officers following the Business Combination are expected to be administered by the board of directors of PubCo in consultation with its compensation committee. PubCo may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. PubCo intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the combined company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Upon consummation of the Business Combination, Mr. Poilasne, Mr. Smith and David Robson, the Company’s Chief Financial Officer, entered into new employment agreements providing for them to serve as Chairman of the Board and Chief Executive Officer, as President and Chief Operating Officer and as Chief Financial Officer, respectively.

Mr. Poilasne’s agreement has a term of three years. Under the agreement, Mr. Poilasne (i) earns base salary at a rate of $500,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) is eligible to receive a bonus of up to $100,000 per year at the discretion of the compensation committee, and (iv) received a signing bonus of $50,000. In addition, upon the approval of the compensation committee, Mr. Poilasne received a grant under the Incentive Plan of options to purchase 600,000 shares of PubCo’s common stock and a grant under the Incentive Plan of 43,796 shares of restricted stock (with a value of $600,000 based on the closing market price on the date of grant). The options have an exercise price of $13.70 (the closing market price on the date of grant), and will vest as to one-quarter of the shares March 31, 2022 and will vest in equal quarterly installments during the following three years. The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date. PubCo will reimburse Mr. Poilasne for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,500 per month) and his mobile phone. Furthermore, Mr. Poilasne will receive approximately $1,548,000 in compensation in respect of his services to Nuvve in prior years, which became payable in connection with the successful completion of the Business Combination.

If Mr. Poilasne is terminated without “cause,” he will continue to receive his then current base salary for the ensuing 18 months at the rate then in effect in accordance with PubCo’s standard payroll procedures and will continue to receive health insurance benefits during such period. If Mr. Poilasne is terminated without “cause” or resigns for “good reason” within 12 months after PubCo is subject to change in control, he will receive a severance payment equal to four times his then current base salary in one lump sum.

Mr. Smith’s agreement has a term of three years. Under the agreement, Mr. Smith (i) earns base salary at a rate of $425,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, (iii) is eligible to receive a bonus of up to $75,000 per year at the discretion of the compensation committee, and (iv) received a signing bonus of $50,000. In addition, upon the approval of the compensation committee, Mr. Smith received a grant under the Incentive Plan of options to purchase 350,000 shares of PubCo’s common stock and a grant under the Incentive Plan of 25,547 shares of restricted stock (with a value of $350,000 based on the closing market price on the date of grant). The options have an exercise price of $13.70 (the closing market price on the date of grant), and will vest as to one-quarter of the shares March 31, 2022 and will vest in equal quarterly installments during the following three years. The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date. PubCo will reimburse Mr. Smith for the costs of his automobile lease (up to a maximum of $20,000 for the down payment and $1,200 per month) and his mobile phone. Furthermore, Mr. Smith will receive approximately $260,000 in compensation in respect of his services to Nuvve in prior years, which became payable in connection with the successful completion of the Business Combination.

If Mr. Smith is terminated without “cause,” he will continue to receive his then current base salary for the ensuing 18 months at the rate then in effect in accordance with PubCo’s standard payroll procedures and will continue to receive health insurance benefits during such period. If Mr. Smith is terminated without “cause” or resigns for “good reason” within 12 months after PubCo is subject to change in control, he will receive a severance payment equal to three times his then current base salary in one lump sum.

Mr. Robson’s agreement has a term of three years. Under the agreement, Mr. Robson (i) earns base salary at a rate of $400,000 per year, (ii) is eligible to receive an annual bonus based on key performance indicators established by the compensation committee with a target equal to 100% of his base salary, and (iii)  received a signing bonus of $50,000. In addition, subject to approval of the compensation committee, Mr. Robson received a grant under the Incentive Plan of options to purchase 300,000 shares of PubCo’s common stock and a grant under the Incentive Plan of 18,248 shares of restricted stock (with a value of $250,000 based on the closing market price on the date of grant). The options have an exercise price of $13.70 (the closing market price on the date of grant), and will vest as to one-quarter of the shares March 31, 2022 and will vest in equal quarterly installments during the following three years. The restricted stock will vest in three equal installments on the first, second and third anniversary of the grant date. PubCo will reimburse Mr. Robson for the costs of his mobile phone.

If Mr. Robson is terminated without “cause,” he will continue to receive his then current base salary for the ensuing 12 months at the rate then in effect in accordance with PubCo’s standard payroll procedures and will continue to receive health insurance benefits during such period. If Mr. Robson is terminated without “cause” or resigns for “good reason” within 12 months after PubCo is subject to change in control, he will receive a severance payment equal to three times his then current base salary in one lump sum.

Director Compensation

It is anticipated that, in connection with the Business Combination, the compensation committee of PubCo’s board of directors will determine the annual compensation to be paid to the non-employee members of PubCo’s board of directors. PubCo intends to develop a board of directors’ compensation program that is designed to align compensation with the combined company’s business objectives and the creation of stockholder value. PubCo’s board of directors expects to review non-employee director compensation periodically to ensure that such compensation remains competitive and enables the combined company to recruit and retain qualified directors.

Certain Relationships and Related Transactions, and Director Independence

A description of PubCo’s related party transactions is set forth in the Proxy Statement/Prospectus in the section entitled “Certain Transactions” beginning on page 181, which information is incorporated herein by reference.

Transaction Agreements

In addition to the Merger Agreement and the Purchase and Option Agreement described in the Proxy Statement/Prospectus in the section entitled “Proposal No. 3 The Acquisition Merger Proposal” beginning on page 75, PubCo is party to the following transactions in which related parties of PubCo have a material interest:

Indemnification Escrow Agreement

On the Closing Date, PubCo entered into an escrow agreement (the “Indemnification Escrow Agreement”) by and among PubCo, the Stockholders’ Representative and Continental Stock Transfer & Trust Company (“Continental”), as escrow agent, pursuant to which PubCo is depositing 912,277 shares of PubCo common stock in escrow to secure indemnification obligations of the former Nuvve stockholders (other than the Bridge Loan investor) contemplated by the Merger Agreement.

Earn-out Escrow Agreement

On the Closing Date, PubCo entered into an escrow agreement (the “Earn-out Escrow Agreement”), by and among PubCo, the Stockholders’ Representative and Continental, as escrow agent, pursuant to which PubCo deposited 4,000,000 shares of PubCo common stock in escrow, to be released to the former Nuvve stockholders (other than the Bridge Loan investor) who continue to hold the shares of PubCo common stock issued to them in the Acquisition Merger if the condition to the earn-out is satisfied.

Lock-up Agreements

On or prior to the Closing Date, each former Nuvve stockholder submitted a letter of transmittal (the “Letter of Transmittal”) that included certain lock-up provisions, pursuant to which each such stockholder agreed not to, within one year of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of PubCo common stock issued in connection with the Acquisition Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. One-half of each former Nuvve stockholder’s shares may be released prior to the one-year anniversary if the volume weighted average price of PubCo common stock is at or above $12.50 for 20 out of any 30 consecutive trading days commencing six months after the closing of the Acquisition Merger.

On the Closing Date, the Newborn initial shareholders entered into a new lock-up agreement (the “Lock-Up Agreement”) with PubCo, pursuant to which certain shares of PubCo common stock and the PubCo Warrants held by the initial shareholders will be locked up for six months after the closing, with respect to 50% of such shares of PubCo common stock and PubCo Warrants, and for one year, with respect to the remaining 50% of such shares of PubCo common stock and PubCo (subject to certain exceptions contained therein). The new lock-up agreements will supersede the existing restrictions on transfer applicable to such securities at the execution of the Merger Agreement.

Registration Rights Agreement

On the Closing Date, PubCo entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”), by and among PubCo, Newborn’s initial shareholders and certain former Nuvve stockholders, which provides for the registration of the PubCo common stock received by Newborn’s initial shareholders and such former Nuvve stockholders in the Reincorporation Merger and the Acquisition Merger, respectively. Newborn’s initial shareholders and such former Nuvve stockholders will be entitled to (i) make a written demand for registration under the Securities Act of all or part of their shares and (ii) exercise “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination. PubCo will bear the expenses incurred in connection with the filing of any such registration statements.

Stockholder Agreement

On the Closing Date, PubCo entered into a stockholder’s agreement (the “Stockholder’s Agreement”), by and among PubCo and TTC, a former stockholder of Nuvve and the owner of more than 5% of PubCo common stock, pursuant to which TTC will have the right to designate one member of PubCo’s board of director for appointment or election as a director for so long as TTC continues to beneficially own 5% of the outstanding PubCo common stock. Subject to certain exceptions, PubCo will agree to appoint the designee as a director and include the designee in management’s slate of director nominees. Kenji Yodose will be TTC’s initial designee.

The descriptions of the Indemnification Escrow Agreement, the Earn-out Escrow Agreement, the Lock-Up Agreement, the Registration Rights Agreement and the Stockholder’s Agreement do not purport to be complete and are qualified in their entirety by the full text of such documents, which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 and are incorporated herein by reference.

Certain Transactions of Nuvve

Intellectual Property Acquisition and Research Activities

On November 7, 2017, Nuvve entered into an IP acquisition agreement with the University of Delaware, a beneficial owner of more than 5% of the outstanding Pubco common stock. Pursuant to the IP acquisition agreement, the University of Delaware assigned to Nuvve certain of the key patents underlying its V2G technology.

Under the agreement, Nuvve agreed to make certain milestone payments to the University of Delaware in the aggregate amount of up to $7,500,000 based on the achievement of certain substantial commercialization targets.

The IP acquisition agreement terminates upon the later of the date all the milestone payments described above are made and the expiration date of the patents transferred to Nuvve. If the University of Delaware terminates the agreement upon the material breach by Nuvve of certain limited provisions of the IP assignment agreement (which do not include the milestone payment provisions) that is not cured with 45 days after notice from the university, Nuvve will be required to assign the patents back to the university. In the event the University of Delaware notifies Nuvve of a third party’s interest in a region in which the patents are valid, and Nuvve does not within 60 days inform the university that either it intends to address the region pursuant to a commercially reasonable development plan or it intends to enter into a license agreement with an identified third party, Nuvve will be deemed to have granted to the University of Delaware an exclusive sublicensable license to the patents in the unaddressed region.

In addition, on September 1, 2016, Nuvve entered into a research agreement with the University of Delaware, whereby the university performs research activity as specified annually by Nuvve. Under the terms of the agreement, Nuvve pays a minimum of $400,000 annually in equal quarterly installments. Nuvve paid the university $366,667 and $691,667 for the years ended December 31, 2020 and 2019, respectively.

Dreev Business Venture in Europe

On October 8, 2018, Nuvve entered into a cooperation framework agreement with EDF, a beneficial owner of more than 5% of the outstanding PubCo common stock, which provides for Nuvve and EDF to act as partners in a business venture implementing the commercialization of V2G technology in France, the United Kingdom, Belgium and Italy. Pursuant to the cooperation framework agreement, the parties formed Dreev, which initially was owned 49% by Nuvve and 51% by EDF.

On February 11, 2019, Nuvve and an EDF subsidiary entered into a shareholders’ agreement setting forth their relationship as shareholders of Dreev. The shareholders’ agreement includes certain rules for the governance of Dreev, as well as certain rights upon a sale of Dreev and certain put and call options rights of Nuvve and the EDF subsidiary, including a call option for each party upon a change in control of the other party.

Also, on February 11, 2019, Nuvve and Dreev entered into an intellectual property agreement, which provided for the license by Nuvve to Dreev of certain intellectual property rights necessary for the business venture to pursue its purpose in its territory and the transfer of those rights to Dreev upon the occurrence of certain events.

Nuvve and Dreev are party to a professional services agreement, pursuant to which Nuvve agreed to make available certain employees to produce certain technical deliverables in connection with the business venture’s implementation of V2G technology in its territory, and a provision agreement, pursuant to which Nuvve seconded an employee to Dreev. Nuvve also agreed to design and produce DC chargers for the business venture.

On October 16, 2019, Nuvve and EDF entered into a master agreement relating to the transfer of share capital of Dreev, pursuant to which the EDF subsidiary purchased approximately 36% of Dreev from Nuvve for a purchase price of $2,304,898. In connection with the transfer, the cooperation framework agreement and intellectual property agreement were amended to add Germany to the territories covered by the business venture. The intellectual property rights agreement was further amended to provide for the immediate transfer to Dreev of the intellectual property rights described above. In exchange for the transfer of the intellectual property rights and the expansion of the territory, Dreev paid $243,733 to Nuvve.

Under the various agreements, Dreev paid Nuvve consulting, services and similar fees in the amount of $353,496 and $903,277 in the fiscal years ended December 31, 2020 and 2019, respectively. In addition, Dreev paid Nuvve zero and $368,617 for DC chargers in the fiscal year ended December 31, 2020 and 2019, respectively.

System Development in Japan

On July 9, 2018, Nuvve entered into a foundation agreement with TTC, a beneficial owner of more than 5% of the outstanding PubCo common stock, and on January 9, 2020, Nuvve entered into a system development and license agreement with TTC. Under the foundation agreement, Nuvve develops charger systems incorporating V2G technology for TTC in connection with various projects in Japan. Under the system development and license agreement, Nuvve agreed to develop commercial V2G systems specifically targeted for the Japanese market for TTC and granted TTC an exclusive license to the intellectual property for any such newly developed target V2G systems in Japan. Under the agreements, TTC paid Nuvve fees in the amount of $678,251 and $320,156 in the fiscal years ended December 31, 2020 and 2019, respectively.

On October 5, 2020, Nuvve entered into an agreement with TTC whereby Nuvve agreed to reimburse TTC for certain legal fees, up to approximately $96,000, associated with a license agreement between the parties. The reimbursement is payable upon the completion by Nuvve of an equity financing or the completion of the licensing agreement.

Compensation

Gregory Poilasne, Nuvve’s Chief Executive Officer, and Ted Smith, Nuvve’s Chief Operating Officer, will receive approximately $1,548,000 and $260,000, respectively, in compensation in respect of their services to Nuvve in prior years, which will become due upon the successful completion of the Business Combination and will be paid on or after the closing date. For a more complete discussion of Mr. Poilasne’s and Mr. Smith’s compensation arrangements, including the compensation for prior services to Nuvve, see “Executive Officer and Director Compensation” above and note 12 of the Consolidated Financial Statements.

Expense Advances

On August 11, 2020, Nuvve issued to Gregory Poilasne, its Chief Executive Officer, a convertible promissory note in satisfaction of accrued and unpaid compensation due to him. The convertible promissory note was one of a series of notes with substantially identical terms. The convertible note bore interest 5% per annum and had a maturity date of December 1, 2020. In connection with the Bridge Loan, on November 17, 2020, all of the convertible promissory notes were converted into shares of Nuvve Common Stock, with Mr. Poilasne receiving 457,939 shares upon conversion of all $477,454 in principal and accrued interest of the convertible promissory as of such date.

Mr. Poilasne has, from time to time, advanced expenses to Nuvve, which Nuvve repaid without interest. No such advances are presently outstanding.

Consulting Services

A relative of Ted Smith, Nuvve’s Chief Operating Officer, has provided professional services to Nuvve from time to time. Nuvve paid the relative fees in the amount of $50,513 and zero in the fiscal years ended December 31, 2020 and 2019, respectively.

Angela Strand, a nominee for election as a director of PubCo, provided consulting services to Nuvve during 2020. As compensation for such services, Nuvve paid her $6,625 in fees and granted her an option to purchase 50,000 shares of Nuvve’s common stock at an exercise price of $1.85 per share (which had a grant date fair value of $56,842, as calculated using the Black-Scholes option pricing model).

Related Party Policy of PubCo

PubCo’s code of ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) PubCo or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of PubCo common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

PubCo’s audit committee, pursuant to its written charter and PubCo’s related party transaction policy, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between PubCo and any of its officers and directors or their respective affiliates will be on terms believed by PubCo to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by PubCo’s audit committee and a majority of PubCo’s uninterested “independent” directors, or the members of its board who do not have an interest in the transaction, in either case who have access, at PubCo’s expense, to its attorneys or independent legal counsel. PubCo will not enter into any such transaction unless its audit committee and a majority of its disinterested “independent” directors determine that the terms of such transaction are no less favorable to PubCo than those that would be available to PubCo with respect to such a transaction from unaffiliated third parties. Additionally, PubCo will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Independence of Directors

PubCo’s Board of Directors determined that each of the directors other than Gregory Poilasne and Ted Smith qualified as an independent director as defined under the listing rules of the Nasdaq, representing a majority of independent directors. In addition, PubCo is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of its audit committee, compensation committee, and nominating and corporate governance committee. PubCo’s Board of Directors determined that the members of each such committee qualified as independent directors as defined by the Nasdaq Listing Rules applicable to members of such committee.

Legal Proceedings

Legal proceedings involving PubCo and Nuvve are described in the Proxy Statement/Prospectus in the section entitled “Business of Nuvve” beginning on page 113, which is incorporated herein by reference.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

The market for PubCo’s securities and related stockholder matters are described in the Proxy Statement/Prospectus in the sections entitled “Securities and Dividends” beginning on page 29 and “Shares Eligible for Future Sale” beginning on page 184, which are incorporated herein by reference.

Market Information

The PubCo common stock and PubCo Warrants are quoted on the Nasdaq Capital Market, under the symbols “NVVE” and “NVVEW,” respectively. The PubCo common stock and PubCo Warrants commenced trading on March 23, 2021.

Holders

As of the Closing Date, there were approximately 18,761,124 shares of PubCo common stock outstanding, held by approximately 60 holders of record, and approximately 8,730,000 PubCo Warrants outstanding, held by approximately 10 holders of record. Each PubCo Warrant entitles its holder to purchase one-half of one share of PubCo common stock at a price of $11.50 per whole share.

Dividends

Neither Newborn nor PubCo has paid any cash dividends on the Newborn ordinary shares or the PubCo common stock to date. The payment of any dividends in the future will be within the discretion of PubCo’s Board of Directors and will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of PubCo’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, PubCo’s board does not anticipate declaring any dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2020, PubCo had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2020 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—

In connection with the Business Combination, PubCo adopted the Incentive Plan, which was approved by the shareholders of Newborn and by Newborn as the sole stockholder of PubCo prior to the Business Combination.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under the 2020 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

Recent Sales of Unregistered Securities

On the Closing Date, Newborn sold to the PIPE Investors, pursuant to the Subscription Agreements, an aggregate of 1,425,000 Newborn ordinary shares at a price of $10.00 per share for aggregate gross proceeds to PubCo of $14,250,000. The PIPE Investors also received warrants to purchase 1,353,750 ordinary shares of Newborn that were identical to Newborn’s other outstanding warrants. Upon the closing of the Reincorporation Merger, each Newborn ordinary share (including the ordinary shares purchased by the PIPE Investors) was converted into one share of PubCo common stock and each Newborn warrant (including the warrants received by the PIPE Investors) was converted into one PubCo warrant.

The offer and sale of the Newborn ordinary shares and Newborn warrants to the PIPE Investors, and the offer and sale of the PubCo common stock and PubCo warrants in exchange therefor in the Reincorporation Merger, were made, and the offer of the PubCo common stock issuable upon exercise of the PubCo Warrants is being made, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The issuance of such securities has not been registered under the Securities Act and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

PubCo and the PIPE Investors are party to a registration rights agreement, dated as of November 11, 2020 (the “PIPE Registration Rights Agreement”), which provides the PIPE Investors with certain registration rights. Pursuant to the agreement, PubCo is filing with the SEC (at PubCo’s sole cost and expense) a registration statement registering the resale of the shares of PubCo common stock issued to the PIPE Investors and the shares of PubCo common stock underlying the PubCo Warrants issued to the PIPE Investors. If (i) the registration statement is not declared effective by the 60th calendar day following the Closing Date (or the 90th calendar day if the SEC notifies PubCo that it will “review” such registration statement), or (ii) the registration statement ceases to remain continuously effective or the PIPE Investors are otherwise not permitted to utilize the prospectus in the registration statement, for more than 15 consecutive calendar days or more than 20 calendar days in the aggregate during any 12 month period, then PubCo will be required to pay the PIPE Investors liquidated damages equal to 1% of the aggregate subscription amount for the PIPE securities then held by each PIPE Investor, up to a maximum of 6%.

The proceeds from the PIPE, along with the remaining proceeds held in Newborn’s trust account and released to PubCo upon the closing of the Business Combination, will be used as working capital to finance the operations of PubCo’s and Nuvve’s business.

Description of Registrant’s Securities to be Registered

A description of PubCo’s securities is set forth in the Proxy Statement/Prospectus in the section entitled “Description of PubCo’s Securities” beginning on page 186, which information is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of PubCo’s directors and officers is set forth in the Proxy Statement/Prospectus in the section entitled “Directors, Executive Officers and Corporate Governance After the Business Combination” beginning on page 160, which is incorporated herein by reference.

On the Closing Date, PubCo entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and executive officers. These indemnification agreements require PubCo to indemnify its directors and executive officers for certain expenses, including reasonable attorneys’ fees, judgments (including any pre and post-judgment interest) penalties, fines, liabilities, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of PubCo’s directors or executive officers or any other company or enterprise to which the person provides services at PubCo’s request.

The description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is attached hereto as Exhibits 10.14 and is incorporated herein by reference.

Financial Statements and Supplementary Data

The audited consolidated financial statements for Nuvve as of December 31, 2020 and 2019 and for the years then ended are attached to this report and are incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements are based on Newborn’s audited historical financial statements for the year ended December 31, 2020 and Nuvve’s audited historical consolidated financial statements for the year ended December 31, 2020, adjusted to give effect to the Business Combination and the PIPE Investment.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the audited historical balance sheet of Newborn as of December 31, 2020 with the audited historical consolidated balance sheet of Nuvve as of December 31, 2020, giving effect to the Business Combination and the PIPE Investment, as if they had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combines the audited historical statement of operations of Newborn for the year ended December 31, 2020 with the audited historical consolidated statement of operations of Nuvve for the year ended December 31, 2020, giving effect to the Business Combination and the PIPE Investment, as if they had occurred as of January 1, 2020.

Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Newborn will be treated as the acquired company and Nuvve will be treated as the acquiror for financial statement reporting purposes.

The historical financial information has been adjusted to give pro forma effect to adjustments that are directly attributable to the Business Combination and the PIPE Investment, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination and the PIPE Investment.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Newborn and Nuvve have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared to reflect the final redemption of 1,832 of Newborn ordinary shares for $18,630.

The pro forma outstanding shares of PubCo common stock immediately after the Business Combination and the redemption of the Newborn ordinary shares is as follows:

	Pro Forma Combined	%
Newborn ordinary share stockholders	2,345,924	12.5%
Newborn escrow shares	5,112,244	27.2%
Newborn rights shares	602,250	3.2%
Success fee	208,532	1.1%
Convertible debenture shares	544,178	2.9%
Former Nuvve stockholders	8,522,996	45.4%
PIPE Financing	1,425,000	7.6%
Total	18,761,124	100.0%

The historical financial information of Newborn was derived from the audited financial statements of Newborn as of and for the year ended December 31, 2020, which are included in Newborn’s annual report on Form 10-K filed with the SEC on March 19, 2021. The historical financial information of Nuvve was derived from the audited consolidated financial statements of Nuvve as of and for the year ended December 31, 2020, which are included elsewhere in this report.

The information is only a summary and should be read together with Newborn’s and Nuvve’s audited financial statements and related notes, the section of this report and the section of Newborn’s annual report entitled “—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this report.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2020

	December 31, 2020	December 31, 2020
	Newborn Acquisition Corp. (Historical)	Nuvve Corporation (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$135,809	$2,275,895	$(18,630)	K	$64,833,922
			57,895,769	A
			(1,437,500)	B
			(2,267,421)	C
			14,250,000	D
			(6,000,000)	I
Accounts receivable	-	999,897	-		999,897
Inventory	-	1,052,478	-		1,052,478
Security deposit, current	-	20,427	-		20,427
Prepaid expenses	11,614	416,985	-		428,599
Total current assets	147,423	4,765,682	62,422,218		67,335,323

Cash and marketable securities held in trust account	57,895,769	-	(57,895,769)	A	-
Property and equipment, net	-	95,231	-		95,231
Investment	-	670,951	-		670,951
Intangible assets, net	-	1,620,514	-		1,620,514
Security deposit	-	3,057	-		3,057
Total Assets	$58,043,192	$7,155,435	$4,526,449		$69,725,076

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	-	2,960,249	-		2,960,249
Accrued expenses	113,083	585,396	-		698,479
Deferred revenue	-	196,446	-		196,446
PPP Loan	-	492,100	-		492,100
Convertible debenture	-	3,801,954	(3,801,954)	H	-
Total current liabilities	113,083	8,036,145	(3,801,954)		4,347,274

Deferred underwriting compensation	1,437,500	-	(1,437,500)	B	-
Total liabilities	1,550,583	8,036,145	(5,239,454)		4,347,274
Commitments and contingencies
Ordinary shares subject to possible redemption; 5,114,076 (at redemption value of $10.0688 per share)	51,492,608	-	(51,492,608)	E	-

Stockholders' equity (deficit):
Ordinary shares	235	-	-	K	1,816
			143	D
			511	E
			54	H
			(60)	I
			21	C
			912	J

Convertible preferred stock	-	1,679			-
			(1,679)	F
Nuvve Common Stock	-	2,616			-
			1,679	F
			(4,295)	J

Additional paid-in-capital	6,049,837	19,650,659	(18,630)	K	86,109,696
			(4,352,742)	C
			2,085,300	C
			14,249,857	D
			51,492,097	E
			(1,050,071)	G
			3,999,946	H
			(5,999,940)	I
			3,383	J
Accumulated other comprehensive income	-	(77,841)	-		(77,841)
Accumulated deficit	(1,050,071)	(20,457,823)	-		(20,655,869)
			1,050,071	G
			(198,046)	H
Total stockholders' equity (deficit)	5,000,001	(880,710)	61,258,511		65,377,802
Total liabilities and stockholders’ equity (deficit)	$58,043,192	$7,155,435	$4,526,449		$69,725,076

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

	Year Ended
	December 31, 2020	December 31, 2020
	Newborn Acquisition Corp. (Historical)	Nuvve Corporation (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue
Products and services revenue	$-	$1,943,151	$-		$1,943,151
Grants	-	2,266,546	-		2,266,546
Total revenue	-	4,209,697	-		4,209,697

Operating expenses
Cost of products and services revenue	-	521,068	-		521,068
Selling, general and administrative expenses	1,441,262	5,487,037	-		6,928,299
Research and development expense	-	2,888,975	-		2,888,975
Total operating expenses	1,441,262	8,897,080	-		10,338,342

Operating loss	(1,441,262)	(4,687,383)	-		(6,128,645)

Other income (expense)
Interest income on cash and marketable securities held in trust	395,769	-	(395,769)	CC	-
Interest expense	-	(313,614)	313,614	AA	-
Change in fair value of conversion option on convertible notes	-	(37,497)	37,497	BB	-
Other, net	-	154,360	-		154,360
Total other income	395,769	(196,751)	(44,658)		154,360

Net Loss	$(1,045,493)	$(4,884,134)	$(44,658)		$(5,974,285)
Less: income attributable to ordinary shares subject to redemption	(351,999)	-	351,999	DD
Adjusted net loss	$(1,397,492)	$(4,884,134)	$307,341		$(5,974,285)

Weighted average shares outstanding of ordinary shares subject to possible redemption	4,441,540	-	(1,832)	FF	4,439,708
Basic and diluted earnings per share, ordinary shares subject to possible redemption	0.08	-	-		$0.08
Weighted average shares outstanding of Ordinary Shares	2,226,460	-	16,415,200	EE	18,641,660
Basic and diluted adjusted net loss per share - Ordinary Shares	$(0.63)	-	-		$(0.32)
Weighted average shares outstanding of Nuvve Common Stock	-	24,741,512	-		-
Basic and diluted net loss per share - Nuvve	-	$(0.20)	-		-

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Newborn will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Nuvve’s stockholders comprising 48.3% of the voting power of PubCo and having the ability to nominate five of the seven members of the PubCo’s board of directors, Nuvve’s operations prior to the acquisition comprising the only ongoing operations of PubCo, and Nuvve’s senior management comprising all of the senior management of PubCo.

Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of Nuvve with the Business Combination treated as the equivalent of Nuvve issuing stock for the net assets of Newborn, accompanied by a recapitalization. The net assets of Newborn will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Nuvve in future reports of PubCo.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Business Combination and the other events contemplated by the Merger Agreement as if they had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this report:

●	the historical audited financial statements of Newborn as of and for the year ended December 31, 2020;

●	the historical audited consolidated financial statements of Nuvve as of and for the year ended December 31, 2020; and

●	other information relating to Newborn and Nuvve contained in this report, including the Merger Agreement and the description of certain terms thereof set forth in the Proxy Statement/Prospectus in the section entitled “The Business Combination.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this report. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to PubCo’s additional paid-in capital and are assumed to be cash settled.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

(A)	Reflects the liquidation and reclassification of $57,895,769 of cash and marketable securities held in the Trust Account to cash and cash equivalents that becomes available for general use by PubCo following the Closing.

(B)	Reflects the payment of $1,437,500 of deferred underwriters’ fees incurred during Newborn’s IPO due upon the Closing.

(C)

Represents the total direct and incremental transaction costs of $4,352,742, prior to, or concurrent with, the Closing, exclusive of the $1,437,500 of deferred underwriting fees related to the Newborn initial public offering as described in adjustment note 2(B). The estimated transaction costs include investment banking fees of 2%, which will be settled in stock and management currently estimates that this will result in 208,532 shares of common stock valued at $2,085,321 based on $10.00 per share.

(D)	Reflects the proceeds of $14,250,000 from the issuance and sale of 1,425,000 shares of Newborn ordinary shares at $10.00 per share pursuant to the Subscription Agreements entered into with new PIPE Investors in connection with the PIPE Financing. The PIPE Investors also received warrants to purchase 1,353,750 Newborn ordinary shares at an exercise price of $11.50 in connection with the PIPE Financing.

(E)	Reflects the reclassification of Newborn ordinary shares subject to possible redemption to permanent equity immediately prior to the Closing.

(F)	Reflects the conversion of Nuvve convertible preferred stock into Nuvve common stock pursuant to the conversion rate effective immediately prior to the Effective Time and the related liquidation preference of the Nuvve convertible preferred stock.

(G)	Reflects the elimination of Newborn’s historical retained earnings.

(H)	Reflects the conversion of Nuvve convertible debenture into Newborn common stock pursuant to the conversion rate effective prior to the Closing and the amortization of the debt issuance costs.

(I)	Reflects the repurchase of 600,000 shares of PubCo common stock from an existing stockholder immediately after the Closing at a price of $10 per share or $6,000,000. The existing stockholder also has an option to sell up to an additional $2 million of shares of PubCo common stock back to PubCo within a year after the Closing at a price per share equal to the then-current market price, which is not reflected in the pro forma balance sheet.

(J)	Represents the recapitalization of common shares between Nuvve Common Stock, PubCo Common Stock and additional paid-in capital.

(K)	Represents the redemption of 1,832 of Ordinary Shares redeemed for approximately $18,630 allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.17 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(AA)	Reflects the elimination of interest expense related to Nuvve’s convertible notes that were all converted into Nuvve common stock as of December 31, 2020 and the elimination of interest expense related to Nuvve's convertible debenture as a result of the convertible debenture being converted into Newborn common stock prior to the Closing as described in adjustment note 2 (H).

(BB)	Reflects the elimination of the loss in fair value of the conversion option on the Nuvve convertible notes as a result of the Nuvve convertible notes being converted into Nuvve common stock as of December 31, 2020.

(CC)	Represents the elimination of investment income related to the investments held in the Newborn Trust Account.

(DD)	Reflects the elimination of the income attributable to Newborn ordinary shares subject to redemption which is deemed to be converted into shares of PubCo common stock as of January 1, 2020.

(EE)	Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Newborn escrow shares	5,112,244
Newborn rights shares	602,250
Success fee	208,532
Convertible debenture shares	544,178
Former Nuvve stockholders	8,522,996
PIPE Financing	1,425,000
16,415,200

(FF)	Represents the decrease in the weighted average shares in connection with the redemption of 1,832 of Ordinary Shares as described in adjustment note 2(K).

3.	Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Following the Closing, the eligible Nuvve Equity holders will have the right to receive up to 4,000,000 earnout shares, issuable upon the occurrence of the earnout triggering event during the earnout period. See the description of Business Combination set forth in the Proxy Statement/Prospectus in the section entitled “The Business Combination.” Because the earnout shares are contingently issuable based upon PubCo reaching specified thresholds that have not been achieved, the earnout shares have been excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined net loss per share is shown below:

Year Ended December 31, 2020
Pro forma net loss	$(5,974,285)
Weighted average shares outstanding - basic and diluted	18,641,660
Net loss per share - basic and diluted	$(0.32)

Weighted average shares outstanding - basic and diluted
Newborn ordinary share stockholders	2,226,460
Newborn escrow shares	5,112,244
Newborn rights shares	602,250
Success fee	208,532
Convertible debenture shares	544,178
Former Nuvve stockholders	8,522,996
PIPE Financing	1,425,000
18,641,660

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Nuvve Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nuvve Corporation and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and other comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Diego, California

March 25, 2021

We have served as the Company’s auditor since 2018.

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
Assets

Current assets
Cash	$2,275,895	$326,703
Accounts receivable	999,897	811,847
Inventories	1,052,478	216,787
Security deposit, current	20,427	-
Prepaid expenses	416,985	335,242
Total Current Assets	4,765,682	1,690,579

Property and equipment, net	95,231	97,297
Intangible assets, net	1,620,514	1,759,951
Investment	670,951	670,951
Security deposit, long-term	3,057	23,484
Total Assets	$7,155,435	$4,242,262

Liabilities and Stockholders' (Deficit) Equity

Current Liabilities
Accounts payable	$2,960,249	$1,498,879
Accrued expenses	585,396	834,715
Deferred revenue	196,446	88,691
Debt	4,294,054	150,000
Total Current Liabilities	8,036,145	2,572,285

Commitments and Contingencies - Note 12

Stockholders' (Deficit) Equity
Convertible preferred stock, $0.0001 par value, 30,000,000 shares authorized; 16,789,088 shares issued and outstanding, with an aggregate liquidation preference of $12,156,676 at December 31, 2020 and 2019.	1,679	1,679

Common stock, $0.0001 par value, 65,000,000 shares authorized; 26,162,122 and 24,542,314 shares issued and outstanding at December 31, 2020 and 2019, respectively.	2,616	2,454

Additional paid-in capital	19,650,659	17,131,913
Accumulated other comprehensive income (loss)	(77,841)	107,620
Accumulated deficit	(20,457,823)	(15,573,689)
Total Stockholders' (Deficit) Equity	(880,710)	1,669,977

Total Liabilities and Stockholders' (Deficit) Equity	$7,155,435	$4,242,262

The accompanying notes are an integral part of these consolidated financial statements.

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2020	2019

Revenue
Products and services	$1,943,151	$1,035,244
Grants	2,266,546	1,543,135
Total revenue	4,209,697	2,578,379

Operating expenses
Cost of product and service revenue	521,068	544,229
Selling, general, and administrative	5,487,037	5,064,737
Research and development	2,888,975	3,131,482
Total operating expenses	8,897,080	8,740,448

Operating loss	(4,687,383)	(6,162,069)

Other income (expense)
Interest income	-	8,390
Interest expense	(313,614)	(8,186)
Change in fair value of conversion option on convertible notes	(37,497)	-
Equity in net loss of investment	-	(671,731)
Other income with related party	-	3,891,313
Other, net	154,360	(80,201)
Total other income (expense)	(196,751)	3,139,585

Net loss attributable to common stockholders	(4,884,134)	(3,022,484)

Other comprehensive income (loss)
Currency translation adjustment	(185,461)	48,677
Total other comprehensive (loss) income	(185,461)	48,677

Comprehensive loss attributable to common stockholders	$(5,069,595)	$(2,973,807)

Net loss per share attributable to common stockholders, basic and diluted	$(0.20)	$(0.12)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,741,512	24,542,314

The accompanying notes are an integral part of these consolidated financial statements.

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

	Series A Convertible				Additional	Accumulated Other
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Total

Balance January 1, 2019	16,789,088	$1,679	24,542,314	$2,454	$16,824,843	$58,943	$(12,551,205)	$4,336,714

Stock-based compensation	-	-	-	-	307,070	-	-	307,070

Currency translation adjustment	-	-	-	-	-	48,677	-	48,677

Net loss	-	-	-	-	-	-	(3,022,484)	(3,022,484)

Balance December 31, 2019	16,789,088	$1,679	24,542,314	$2,454	$17,131,913	$107,620	$(15,573,689)	$1,669,977

Contingent beneficial conversion feature	-	-	-	-	97,144	-	-	97,144

Conversion of convertible notes payable	-	-	1,539,225	154	1,799,213	-	-	1,799,367

Common stock issued (option exercises)	-	-	80,583	8	22,854	-	-	22,862

Stock-based compensation	-	-	-	-	599,535	-	-	599,535

Currency translation adjustment	-	-	-	-	-	(185,461)	-	(185,461)

Net loss	-	-	-	-	-	-	(4,884,134)	(4,884,134)

Balance December 31, 2020	16,789,088	$1,679	26,162,122	$2,616	$19,650,659	$(77,841)	$(20,457,823)	$(880,710)

The accompanying notes are an integral part of these consolidated financial statements.

NUVVE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2020	2019
Operating activities
Net loss	$(4,884,134)	$(3,022,484)
Adjustments to reconcile to net loss to net cash used in operating activities
Depreciation and amortization	164,986	202,234
Share-based compensation	599,535	307,070
Change in fair value of conversion option of notes	37,497	-
Convertible notes issued for services	28,000	-
Accretion of discount on convertible notes	94,500	-
Accretion of discount on convertible debenture	65,519	-
Loss from equity method investment	-	671,731
Gain on sale of investment	-	(446,880)
Gain from contribution of intellectual property	-	(3,200,700)
Interest expense related to notes converted at discount	97,144	-
Change in operating assets and liabilities
Accounts receivable	(187,090)	53,769
Inventory	(835,691)	(216,787)
Prepaid expenses and other assets	(71,423)	256,156
Accounts payable	1,458,267	528,311
Accrued expenses	246,192	569,929
Deferred revenue	107,755	88,691
Net cash used in operating activities	(3,078,943)	(4,208,960)

Investing activities
Proceeds from sale of interest in investment	-	2,304,898
Purchase of property and equipment	(22,504)	(16,498)
Net cash provided by (used in) investing activities	(22,504)	2,288,400

Financing activities
Proceeds from PPP loan	492,100	-
Proceeds from EIDL SBA loan	159,900	-
Repayment of EIDL SBA loan	(159,900)	-
Proceeds from exercise of options	22,862	-
Proceeds on issuance of convertible notes	988,500	50,000
Proceeds on issuance of convertible debenture	4,000,000	-
Payment of debt issuance costs	(263,565)	-
Net cash provided by financing activities	5,239,897	50,000

Effect of exchange rate on cash	(189,258)	48,362

Net increase (decrease) in cash and restricted cash	1,949,192	(1,822,198)
Cash at beginning of year	326,703	2,148,901
Cash at end of year	$2,275,895	$326,703

Cash paid for interest	$-	$-
Cash paid for income taxes	$800	$800

Supplemental Disclosure of Noncash Investing Activity
License and transfer of intellectual property for interest in Investment	$-	$3,200,700

Supplemental Disclosure of Noncash Financing Activity
Convertible notes issued in exchange for deferred salary liability to an officer	$471,129	$-
Issuance of convertible notes for services	$28,000	$-
Conversion option issued	$94,500	$-
Conversion of convertible notes and accrued interest to common shares	$1,799,367	$-
Beneficial conversion feature	$97,144	$-

The accompanying notes are an integral part of these consolidated financial statements.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies

Description of business – Nuvve Corporation, a Delaware corporation headquartered in San Diego (the “Company” or “Nuvve”), was founded on October 18, 2010, to develop and commercialize Vehicle to Grid (V2G) technology. The Company has developed a proprietary V2G technology, including the Company’s Grid Integrated Vehicle (“GIVeTM”) cloud-based software platform, that enables it to link multiple electric vehicle (EV) batteries into a virtual power plant (VPP) to provide bi-directional energy to the electrical grid in a qualified and secure manner. The VPP can generate revenue by selling, or making available to utility companies, excess energy when the price is relatively high or by buying energy when the price is relatively low. This may allow energy users to reduce energy peak consumption and allow utilities to reduce the required internally generated peak demand. This V2G technology was originally developed in 1996 by Dr. Willett Kempton at the University of Delaware and is now being deployed for commercial use as a part of the management of fleets of vehicles, including buses. Nuvve’s technology is patent protected. Nuvve’s first commercial operation was proven in Copenhagen in 2016. Since then, Nuvve has established operations in the United States, the United Kingdom, France, and Denmark. In addition to Nuvve’s algorithms and software, Nuvve provides complete V2G solutions to its customers, including V2G bidirectional chargers which are preconfigured to work with Nuvve’s GIVe platform. The Company’s technology is compatible with several charger manufacturers both in DC (such as CHAdeMO) and AC mode.

Structure of the Company – The Company, Nuvve Corporation, has three wholly owned subsidiaries: (1) Nuvve ApS, (“Nuvve Denmark”), a company registered in Denmark, (2) Nuvve SaS, a company registered in France, and (3) Nuvve LTD, a company registered in United Kingdom. In March 2020, following the establishment of its investment in Dreev in 2019 (Note 4), the Company ceased operations of its subsidiary, Nuvve SaS in France. The two employees of Nuvve SaS resigned from the Company in March 2020 and were concurrently hired by Dreev. Financial results for Nuvve SaS are included in the Company’s financial results through the cessation of operations.

Basis of presentation – The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of Nuvve Corporation and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

COVID-19 – In early 2020, an outbreak of a novel coronavirus (COVID-19) occurred in the United States, along with other countries globally. On March 11, 2020, the World Health Organization assessed the novel coronavirus outbreak and characterized it as a pandemic. Subsequent to the declaration of a pandemic, a variety of federal, state, and local governments have taken actions in response to the pandemic, which have ranged by jurisdiction but are generally expected to result in a variety of negative economic consequences, the scope of which is not clearly known. The Company continues to monitor the situation closely but, at this time, is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic has and will have on its business, operating results, cash flows and financial condition, and it could be material if the current circumstances continue to exist for a prolonged period of time. In addition to any direct impact on Nuvve’s business, it is reasonably possible that the estimates made by management in preparing Nuvve’s financial statements have been, or will be, materially and adversely impacted in the near term as a result of the COVID-19 outbreak.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Use of estimates – The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the impairment of intangible assets, the estimated useful lives and impairment of long-lived assets, the net realizable value of inventory, the fair value of share-based payments, the fair value of common stock, the fair value of notes payable conversion options, the valuation of equity investments, and the recognition and disclosure of contingent liabilities.

Management evaluates its estimates on an ongoing basis. Actual results could materially vary from those estimates.

Foreign currency matters – For Nuvve Corporation, Nuvve SaS, and Nuvve LTD, the functional currency is the U.S. dollar. All local foreign currency asset and liability amounts are remeasured into U.S. dollars at balance sheet date exchange rates, except for inventories, prepaid expenses, and property, plant, and equipment, which are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts which are remeasured at historical exchange rates. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense) in the consolidated statements of operations.

The financial position and results of operations of the Company’s non-U.S. dollar functional currency subsidiary, Nuvve Denmark, are measured using the subsidiary’s local currency as the functional currency. The Company translates the assets and liabilities of Nuvve Denmark into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses for the subsidiary are translated using rates that approximate those in effect during the period. The resulting translation gain and loss adjustments are reflected as a foreign currency translation adjustment in accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets. Foreign currency translation adjustments are included in other comprehensive income in the consolidated statements of operations and comprehensive loss.

Cash – The Company maintains cash balances that can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation, which is up to $250,000. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.

Accounts receivable – Accounts receivable consists primarily of payments due from customers under the Company’s contracts with customers. The Company performs ongoing credit evaluations of customers to assess the probability of accounts receivable collection based on a number of factors, including past transaction experience with the customer, evaluation of their credit history, and review of the invoicing terms of the contract. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. Based on the analysis for the years ended December 31, 2020 and 2019, the Company did not record an allowance for doubtful accounts.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Concentrations of credit risk – Revenue and accounts receivable for customers that accounted for 10% or more of revenue or accounts receivable for the years ended December 31, 2020 and 2019, are summarized below:

	2020		2019
	Revenue	Trade Accounts Receivable	Revenue	Trade Accounts Receivable
Customer 1 (grant revenue)	28%	15%	46%	76%
Customer 2 (services revenue)	11%	*	12%	*
Customer 3 (grant revenue)	13%	19%	12%	*
Customer 4 (product revenue)	*	27%	*	*
Customer 5 (product revenue)	10%	10%	*	*
Customer 6 (product revenue)	*	10%	*	*

*	Amount represents less than 10%

Inventories – Inventories of electric vehicle charging stations are stated at the lower of cost or net realizable value. The Company values its inventories using the first-in, first-out method. Cost includes purchased products. Net realizable value is based on current selling prices less costs of disposal. At December 31, 2020 and 2019, the Company’s inventories consisted solely of finished goods. Should demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of the Company’s inventories could be substantially less than the amount shown on the accompanying consolidated balance sheets.

Property and equipment, net – Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective asset. Maintenance and repairs are expensed as incurred while betterments are capitalized. Upon sale of disposition of assets, any gain or loss is included in the consolidated statement of operations.

Intangible assets – Intangible assets consist of patents which are amortized over the period of estimated benefit using the straight-line method. No significant residual value is estimated for intangible assets.

Impairment of long-lived assets – The Company evaluates long-lived assets, for impairment, including evaluating the useful lives for amortizing intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. There were no such write-downs for the years ended December 31, 2020 and 2019.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Variable interest entities – The Company may make investments in certain legal entities in which equity investors do not have (1) sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support, (2) as a group, the holders of the equity investment at risk do not have either the power, through voting or similar rights, to direct the activities of the legal entity that most significantly impact the entity’s economic performance, or (3) the obligation to absorb the expected losses of the legal entity or the right to receive expected residual returns of the legal entity. These certain legal entities are referred to as “variable interest entities” or “VIEs.” The Company determines whether any entity in which it makes an investment is a VIE at the start of a new venture and periodically determines if a reconsideration event has occurred. At this time, the Company also considers whether it must consolidate a VIE and/or disclose information about its involvement in a VIE.

The Company consolidates the results of any such VIE in which it determines that it has a controlling financial interest. The Company is deemed to have a “controlling financial interest” in such an entity if the Company had both the power to direct the activities that most significantly affect the VIE’s economic performance and the obligation to absorb the losses of, or right to receive benefits from, the VIE that could be potentially significant to the VIE. On a quarterly basis, the Company reassesses whether it has a controlling financial interest in any investments it has in these certain legal entities.

During 2019, the Company invested in Dreev SaS, (“Dreev”), a VIE, and determined it was not the primary beneficiary of the VIE (see Note 4).

Equity method investments – Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, the investee’s accounts are not reflected within the Company’s consolidated balance sheets and consolidated statements of operations and comprehensive loss. However, the Company’s investment in the unconsolidated affiliate is initially recorded as an investment in the stock of the investee at cost, and the carrying amount of the investment is subsequently adjusted to recognize the Company’s share of the earnings or losses of the investment, which is reflected in the caption “Equity in net loss of investment” in the consolidated statements of operations and comprehensive loss. The Company’s carrying value in equity method investments is reflected in the caption “Investment” in the Company’s consolidated balance sheets.

When the Company’s carrying value in an equity method investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the investee company or has committed additional funding. When the investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

The Company carried no investments accounted for under the equity method at December 31, 2020 or 2019. However, during 2019, the Company invested in Dreev, which it accounted for under the equity method for a portion of the year ended December 31, 2019 (see Note 4).

Investments in equity securities without readily determinable fair values – Investments in equity securities of nonpublic entities without readily determinable fair values are carried at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company reviews its equity securities without readily determinable fair values on a regular basis to determine if the investment is impaired. For purposes of this assessment, the Company considers the investee’s cash position, earnings and revenue outlook, liquidity and management ownership, among other factors, in its review. If management’s assessment indicates that an impairment exists, the Company estimates the fair value of the equity investment and recognizes in current earnings an impairment loss that is equal to the difference between the fair value of the equity investment and its carrying amount.

In February 2019, the Company invested in equity securities of Dreev, (see Note 4), which is a nonpublic entity, for which there is no readily determinable fair value. The Company did not recognize an impairment loss on its investment during 2020 or 2019.

Employee savings plan – The Company maintains a savings plan on behalf of its employees that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the statutory limits. During 2020 and 2019, the Company did not contribute to the savings plan.

Fair value measurements – The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable and accrued expenses, convertible notes payable, convertible debenture, and the conversion option on the notes payable. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs to the extent possible. The Company also considers counterparty risk and its own credit risk in its assessment of fair value.

The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The inputs used to measure fair value are prioritized based on a three-level hierarchy. The three levels of inputs used to measure fair value are defined as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

●	Level 2 – Other inputs that are observable directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

●	Level 3 – Unobservable inputs are used when little or no market data is available, which requires the Company to develop its own assumptions about how market participants would value the assets or liabilities.

There were no assets or liabilities measured at fair value on a recurring basis at December 31, 2020 or 2019, although a conversion option liability on the convertible notes payable (Note 7) was recorded during the year ended December 31, 2020.

The conversion options on the convertible notes payable (Note 7) were measured at fair value on a recurring basis. The fair value of the conversion option on the convertible notes payable at December 31, 2020 and 2019, was determined based on Level 3 inputs under the fair value hierarchy. The fair value of the conversion options was zero at both December 31, 2020 and 2019, and gains due to the change in fair value of $47,655 and zero were included in earnings during 2020 and 2019, respectively. The fair value of the conversion options was determined by estimating the conversion premium, employing the fair value of the Company’s common stock prepared by an outside valuation firm, which was determined based on applying a combination of the market approach and the income approach. For the market approach, the Company reviewed the performance of a set of guideline comparable public companies, considering the guideline companies’ various financial characteristics, including size, profitability, balance sheet strength, and diversification as compared to the Company.

The following is a reconciliation of the opening and closing balances for the conversion options liability related to the convertible notes payable (Note 7) measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended December 31, 2020 (there was no conversion option liability at either December 31, 2020 or 2019, however a conversion option liability was recorded during the year ended December 31, 2020):

Balance December 31, 2019	$-
Issues	94,500
Total gains for the period included in earnings	37,497
Extinguishment	(131,997)
Balance December 31, 2020	$-

There were no transfers between Level 1 and Level 2 of the fair value hierarchy in 2020 and 2019.

The fair value of the noncash consideration received for the license and transfer of intellectual property to Dreev (Note 4) in 2019, in exchange for the Company’s 49% interest in Dreev of $3,200,000 was backsolved by reference to the price paid in cash by the other owner for its 51% share in Dreev and falls under Level 2 of the fair value hierarchy. Following the Company’s sale of a portion of its interest in Dreev in 2019, the investment balance associated with this noncash consideration was accounted for at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As such, there are no assets or liabilities that are remeasured at fair value on a recurring basis at December 31, 2020.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Cash, accounts receivable, accounts payable, accrued expenses, and the 6% Senior Secured Convertible Debenture (Note 7) are generally carried on the cost basis, which management believes approximates fair value due to the short-term maturity of these instruments.

Net Loss Per Share Attributable to common Stockholders – The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. The dilutive effect of these potential common shares is reflected in diluted earnings per share by application of the treasury stock method. For purposes of this calculation, shares issuable upon the conversion of the Series A Convertible Preferred stock (Note 8), the 6% Senior Secured Convertible Debenture (Note 7), and options to purchase common stock (Note 9) are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive.

Revenue recognition – The Company accounts for revenues under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for credits and any taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is primarily derived from sales of EV charging stations, fees for cloud computing services related to providing access to the Company’s GIVe platform, extended warranty and maintenance services. The Company also has performed certain software development services and received government grants. GIVe platform access is considered a monthly series comprising of one performance obligation and fixed fees are recognized as revenue in the period the services are provided to and consumed by the customer. The transaction price for each contract is allocated between the identified performance obligations based on relative estimated standalone selling prices.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Services –

Specific contracts contain licenses to the software that provides the V2G functionality for 1-, 3-, or 5-year contract periods through access to the Company’s software as a service GIVe platform application. The Company determined that the nature of the GIVe application performance obligation is providing continuous access to its GIVe application for the contract period. Although the activities that the customer may be able to perform via the GIVe application may vary from day to day, the overall promise is to provide continuous access to the GIVe application to the customer for a period of one-, three- or five-years. Thus, access to the GIVe application represents a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company has determined that for GIVe SaaS revenue, the best indicator for the transfer of control is the passage of time.

The Company has entered into various agreements for research and development and software development services. The terms of these arrangements typically include terms whereby the Company receives milestone payments in accordance with the scope of services outlined in the respective agreement or is reimbursed for allowable costs.

At the inception of each arrangement that includes milestone payments, the Company evaluates whether a significant reversal of cumulative revenue associated with achieving the milestones is probable and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue would not occur, the associated milestone value is included in the transaction price. The Company applies considerable judgment in evaluating factors such as the scientific, regulatory, commercial, and other risks that must be overcome to achieve a particular milestone in making this assessment. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

The Company sells an extended warranty contract on the charging stations, which includes maintenance of the equipment for a period (e.g., three years, five years, 10 years, 12 years). The warranty provides the customer with assurance that the product will function as intended for the period of the contract and maintenance services related to the equipment. Since the warranty provides a customer with a service in addition to the assurance that the product complies with agreed-upon specifications, the promised service is a performance obligation. Access to the warranty services represent a series of distinct services that are substantially the same and have the same pattern of transfer to the customer, and the Company recognizes warranty revenue ratably with the passage of time.

Revenue for other service contracts is recognized over time using an input method where progress on the performance obligation is measured based on the proportion of actual costs incurred to date relative to the total costs expected to be required to satisfy the performance obligation.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Grant revenue – The Company has concluded that grants are not within the scope of ASC 606, as government entities do not meet the definition of a “customer” as defined by ASC 606, and as for the grants, there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Additionally, the Company has concluded these government grants meet the definition of a contribution and are non-reciprocal transactions; however, ASC Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition, does not apply, as the Company is a business entity, and the grants are with a governmental agency.

Revenues from each grant are based upon internal costs incurred that are specifically covered by the grant. Revenue is recognized as the Company incurs expenses that are related to the grant. The Company believes this policy is consistent with the overarching premise in ASC 606, to ensure that it recognizes revenues to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services, even though there is no “exchange” as defined in the ASC. The Company believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606.

The Company considers contract modifications to exist when the modification either creates new or makes changes to the existing enforceable rights and obligations. Contract modifications for services that are not distinct from the existing contract are accounted for as if they were part of that existing contract. In these cases, the effect of the contract modification on the transaction price and the measure of progress for the performance obligation to which it relates are recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. Contract modifications for goods or services that are considered distinct from the existing contract are accounted for as separate contracts.

The Company’s contract liabilities consist solely of deferred revenue related to amounts billed or received in advance of services or products delivered.

Cost of revenue – Cost of revenue consists primarily of costs of material, including hardware and software costs, and costs of providing services, including employee compensation and other costs associated with supporting these functions.

Contract costs –Under ASC Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers (“ASC 340-40”), the Company defers all incremental costs, including commissions, incurred to obtain the contract and amortizes these costs over the expected period of benefit which is generally the life of the contract. The Company evaluated incremental contract costs for contracts in place as of December 31, 2020 and 2019 and determined these to be immaterial to the consolidated financial statements.

Income taxes – The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740, Income Taxes, (“ASC 740”), under which it recognizes deferred income taxes, net of valuation allowances, for net operating losses, tax credit carryforwards, and the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

The Company applies certain provisions of ASC 740, which includes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit or obligation as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments.

Research and development – The Company expenses research and development costs as incurred. Software development expense is included in research and development costs except for those costs which require capitalization in accordance with accounting principles. The Company has not capitalized software development costs as the costs incurred after there is a working model are immaterial. Certain research and development costs are related to performance on grant contracts.

Stock-based compensation – The Company accounts for share-based awards granted to employees and nonemployees under the fair value method prescribed by ASC 718-10, Stock Compensation. Stock-based compensation cost is measured based on the estimated grant date fair value of the award and is recognized as expense over the requisite service period. The fair value of stock options is estimated using the Black-Scholes option pricing model. The Company accounts for forfeitures as they occur.

Segment reporting – The Company operates in a single business segment, which is the EV V2G Charging segment. The following table summarizes the Company’s revenues and long-lived assets in different geographic locations:

	2020	2019
Revenues:
United States	$3,105,167	$2,174,223
United Kingdom	816,502	326,499
Denmark	288,028	77,657
Total	$4,209,697	$2,578,379
Long-lived assets:
United States	$1,705,201	$1,844,315
United Kingdom	-	-
Denmark	10,544	-
	$1,715,745	$1,844,315

Recently issued accounting pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases (ASU 2016-02). The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (2) a right-to-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Accounting Policies (continued)

Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. This update is effective for nonpublic companies in fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 requires, among other things, the use of a new current expected credit loss (CECL) model in determining the allowances for doubtful accounts with respect to accounts receivable, accrued straight-line rents receivable, and notes receivable. The CECL model requires that an entity estimate its lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. Entities will also be required to disclose information about how the entity developed the allowances, including changes in the factors that influenced its estimate of expected credit losses and the reasons for those changes. This update is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which will simplify the accounting for income taxes by removing certain exceptions to the general principles in income tax accounting and improve consistent application of and simplify U.S. GAAP for other areas of income tax accounting by clarifying and amending existing guidance. The new guidance is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

Note 2 – Company Merger

On November 11, 2020, the Company’s Board of Directors unanimously approved the pursuit of a business combination transaction involving the Company. On November 11, 2020, the Company entered into a business combination agreement with Newborn Acquisition Corp. (“Newborn”) whereby a subsidiary of Newborn will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of Newborn (the “Merger”). As a result of the proposed Merger, Newborn will be renamed Nuvve Holdings, Inc. Newborn anticipates that the transactions contemplated by the Merger Agreement will close in the first quarter of 2021. (See Note 13 – Subsequent Events.)

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Revenue Recognition

The disclosures below discuss the Company’s material revenue contracts.

The following table provides information regarding disaggregated revenue based on revenue by service lines for the years ended December 31:

	2020	2019

Revenue recognized over time:
Services	$1,270,227	$553,875
Grants	2,266,546	1,543,135

Revenue point in time:
Products	672,924	481,369
	$4,209,697	$2,578,379

The aggregate amount of revenue expected to be recognized in future years, for the Company’s contracts as of December 31, 2020, is as follows: (This disclosure does not include revenue related to contracts whose original expected duration is one year or less.)

	2021	2022	Total
Revenue expected to be recognized for existing contracts:	$383,591	$16,356	$399,947

Note 4 – Investment in Dreev

In October 2018, the Company entered into a Cooperation Framework Agreement and in February 2019, the Company invested in an enterprise (the “Investment”) with EDF Pulse Croissance Holding (“EDF”), a related party, (see Note 10), in which the companies incorporated an entity under the name of Dreev S.A.S., a société par actions simplifiée, organized in France (“Dreev”) in order to jointly develop and market V2G products in France, the UK, Belgium, and Italy (the “G4”). The Company licensed certain of its patents, know-how, and software copyrights (the “IP”) to Dreev to develop and commercialize the IP in the G4, with a promise to transfer the patents to Dreev in the future, in exchange for an initial 49% ownership stake in Dreev.

The license and transfer of the IP to Dreev was accounted for in accordance with ASC 610-20, as the transaction is not considered to be with a customer to obtain goods or services that are an output of the Company’s ordinary activities. In accordance with ASC 610-20, the Company applied the licensing guidance in ASC 606 by analogy and recognized $3,200,700 of other income for the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss in connection with recording its 49% stake in Dreev, based on the fair value of the shares of Dreev received by the Company. The fair value of the noncash consideration received for the license and transfer of intellectual property to Dreev was backsolved by reference to the price paid in cash by the other owner for its 51% share in Dreev.

Due to the initial nature of the investment and the continued commitments from the owners for additional subordinated financing, the Company determined that Dreev is a VIE. Since the power to direct the activities of Dreev that most significantly impact Dreev’s economic performance was shared equally by both owners of Dreev, the Company determined that it was not the primary beneficiary of and did not control Dreev and, therefore, did not consolidate Dreev into the Company’s financial statements.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Investment in Dreev (continued)

Although the Company did not maintain control over Dreev, it determined it was able to exercise significant influence with respect to the Investment, so the Company initially accounted for the Investment on the equity method of accounting. Under the equity method, the investment was initially recorded as an investment in the Dreev stock at cost, and the carrying amount was subsequently adjusted to recognize the Company’s 49% share of the losses of Dreev of $671,731 in 2019, which is reflected as equity in net loss of investment in other income (expense) for the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss.

In October 2019, the Company entered into an agreement to sell 36% of its 49% equity interest in Dreev to EDF in exchange for $2,304,898 in cash. The Company recognized a $446,880 gain in other income in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019, related to this transaction. The sale reduced the Company’s equity ownership in Dreev to approximately 13%, and accordingly, the Company discontinued accounting for its investment in Dreev under the equity method at that time, as the Company was no longer able to exercise significant influence with respect to Dreev.

In October 2019, the Company entered into an agreement with Dreev which extended the territory covered by the intellectual property licensed to Dreev to the country of Germany, for a cash payment of $243,733 which is recognized in other income for the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss.

In October 2019, the Company completed the transfer of the patents covering the G4 territories and Germany to Dreev for no additional consideration.

Commencing in October 2018 and continuing throughout August 2020, the Company performed consulting services to Dreev related to transferring the IP, software development, and operations of Dreev. The consulting services of $350,778 and $903,277 for the years ended December 31, 2020 and 2019, respectively, were sold to Dreev at the Company’s cost and is recognized as other income, net in the consolidated statements of operations and comprehensive loss. The Company also sold EV charging stations to Dreev in 2019, for which the Company recognized revenue of $388,617 during the year ended December 31, 2019 in the consolidated statements of operations and comprehensive loss.

The following is a summary of amounts recognized in other income in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019:

License and transfer of intellectual property	$3,200,700
Partial sale of investment	446,880
Extension of intellectual property rights to Germany	243,733
$3,891,313

Consulting service fees, net in 2020 and 2019 are zero, as consulting services were provided to Dreev at cost.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Property and Equipment

Property and equipment consist of the following at December 31:

	2020	2019
Automobiles	$156,745	$132,672
Computers & Servers	1,426	1,426
	$158,171	$134,098
Less: Accumulated Depreciation	(62,940)	(36,801)
	$95,231	$97,297

Depreciation expense was $26,139 and $21,630 for the years ended December 31, 2020 and 2019, respectively.

Note 6 – Intangible Assets

At both December 31, 2020 and 2019, the Company had recorded a gross intangible asset balance of $2,091,556, which is related to patent and intangible property rights acquired. Amortization expense of intangible assets was $139,437 and $180,604 for the years ended December 31, 2020 and 2019, respectively. Accumulated amortization totaled $471,042 and $331,605 at December 31, 2020 and 2019, respectively.

The net amount of intangible assets of $1,620,514 at December 31, 2020, will be amortized over the weighted average remaining life of 11.8 years. Future amortization expense is estimated to be as follows for years following December 31, 2020:

2021	$139,437
2022	139,437
2023	139,437
2024	139,437
2025	139,437
Thereafter	923,329
$1,620,514

Note 7 – Debt

The following is a summary of Debt as of December 31, 2020 and 2019:

	December 31,
	2020	2019
6% Senior Secured Convertible Debenture	$4,000,000	$-
Payroll Protection Plan loan	492,100	-
Convertible notes payable	-	150,000
	4,492,100	150,000
Less: discount on convertible debenture	(198,046)	-
	4,294,054	150,000
Current portion	(4,294,054)	(150,000)
Long-term portion	$-	$-

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Debt (continued)

6% Senior Secured Convertible Debenture

Concurrently with the execution of the merger agreement between Nuvve Corporation, the Company and Newborn (Note 2), on November 12, 2020, Nuvve entered into a 6% Senior Secured Convertible Debenture (the “Debenture” or “Bridge Loan”) and a related Securities Purchase Agreement, whereby Nuvve received a loan in the amount of $4,000,000 from a single investor (the “Investor”). The Bridge Loan was funded on November 17, 2020, and the Company received net proceeds of $3,736,435, after deduction of issuance costs of $263,565, which were recorded as debt discount. The maturity date of the Bridge Loan is May 17, 2021. Interest on the Bridge Loan of 6% per annum is due at maturity or conversion of the Note. In the event of consummation of the Merger and the related PIPE financing (Note 2), the principal and interest earned on the Bridge Loan will be automatically converted into shares of common stock of the Company based on a conversion price of $1.56, which will then be exchanged in the Merger transaction for shares of the surviving entity of the Merger; provided however, that the Investor may not own more than 9.99% of the common stock of the Company following the conversion. The Debenture is collateralized by all assets of the Company and each Subsidiary pursuant to the Security Agreement, dated as of November 17, 2020 between the Company, the Subsidiaries of the Company and the Investor.

Interest expense on the Debenture for the year ended December 31, 2020 is $94,451.

Convertible Notes Payable

Beginning in July 2018 and at various dates thereafter, the Company issued convertible notes payable (“Notes”). At December 31, 2019, the balance of the Notes was $150,000. During 2020, the Company issued total of $1,487,629 of Notes. During 2020, the Company received cash proceeds from the issuance of the Notes of $988,500 and issued $28,000 of Notes in exchange for services. On August 11, 2020, the Board of Directors of the Company approved the conversion of $471,129 of deferred salary, owed to an officer and director of the Company, into a Note. The Notes accrue interest at 5 percent per annum. The Notes were due at various dates ranging from January 31, 2019 to December 1, 2021 (Maturity Dates) (if called) or earlier upon the closing of a qualified next equity financing, as defined in the agreement (Next Equity Financing”), or an IPO or liquidation event. In the event of a Next Equity Financing, the Notes balance, including accrued interest, would convert into shares of common or preferred stock issued in connection with the financing, at the lower of a price equal to (a) 80% of the price paid by investors participating in the Next Equity Financing or (b) a fixed dollar amount stated in the Notes contract divided by the fully diluted shares outstanding. In the event of conversion at maturity, a liquidation event or an IPO, the Notes balance, including accrued interest, would be converted to equity securities at a conversion rate based on a fixed dollar amount stated in the Notes contract divided by the fully diluted shares outstanding.

On November 17, 2020, the Company entered into the 6% Senior Secured Convertible Debenture, which met the definition of a Next Equity Financing. Accordingly, as of November 17, 2020, the Notes were converted into a total of 1,539,225 shares of the Company’s common stock.

As of December 31, 2020 and 2019, the outstanding balance on the 2019 Notes was zero and $150,000, respectively.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Debt (continued)

The Next Equity Financing conversion options were identified as redemption features for accounting purposes. Accordingly, the redemption feature was bifurcated and recorded at estimated fair value. Since the Notes converted in November 2020, and at December 31, 2019, the fair value of the redemption feature was zero, no amounts associated with the redemption feature are reflected in the consolidated balance sheets as of December 31, 2020 and 2019.

Interest expense recognized on the Convertible Notes during the years ended December 31, 2020 and 2019, was $271,136 and $8,186 and zero, respectively.

PPP and EIDL Loans

In April 2020, the Company applied for, and in May 2020, the Company received a loan in the amount of $482,100 as a part of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The loan is also known as a Payroll Protection Program (PPP) loan. If the Company meets certain criteria relating to expenditures during a specific measurement period, the loan will be forgiven. To the extent that the loan is not forgiven, the loan will have a term of 2 years, an interest rate of 1%, and will have principal and interest deferred for 6 months. Although the Company intends to make its best efforts to meet the criteria and achieve forgiveness of the loan, there is no assurance that it will be successful.

Interest expense recognized on the PPP loan for the years ended December 31, 2020 and 2019 was $3,214 and zero, respectively.

In March 2020, the Company applied for, and in May 2020, the Company received an Economic Injury Disaster Loan Emergency Advance (EIDL) loan from the Small Business Administration in the amount of $149,900, along with a $10,000 advance. The terms of the loan are as follows: 1) interest rate of 3.75% per year, 2) repayment over a 30-year term, and 3) a deferment of payment of principal and interest for one year. On November 16, 2020, the Company repaid the principal and interest balance due on the EIDL loan from the SBA.

Note 8 – Stockholders’ Equity

As of December 31, 2020, the Company has authorized two classes of stock to be designated, respectively, common stock, and preferred stock. The total number of shares the Company is authorized to issue is 95,000,000. The total common stock authorized to be issued is 65,000,000, par value $0.0001 per share and the total number of shares of Series A preferred stock authorized to be issued is 30,000,000, par value $.0001.

Following are the rights and privileges related to the Series A convertible preferred stock.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Stockholders’ Equity (continued)

Dividend provision: The holders of the preferred stock in preference to the holders of common stock are entitled to receive, if and when declared by the Board of Directors, dividends at the rate of $0.028963 per share per annum. Such dividends shall not be cumulative. No such dividends have been declared to date. In addition, the holders of the preferred stock are entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which a share of preferred stock may be convertible.

Conversion feature: Each share of preferred stock is convertible at the option of the holder into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances, including for any subsequent issuance of common stock at a price per share less than that paid by the holders of the preferred stock. The outstanding shares of preferred stock automatically convert into common stock upon the occurrence of: 1) an underwritten public offering of the Company’s common stock in which aggregate cash proceeds are not less than $6,000,000, or 2) the election of the holders of a majority of the then outstanding shares of preferred stock.

Liquidation provision: In the event of any liquidation, dissolution, winding-up, or sale or merger of the Company, whether voluntarily or involuntarily, each holder of preferred stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price of $0.724076, plus all declared but unpaid dividends.

Redemption: The preferred stock is not redeemable at the option of holder.

Note 9 – Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”), which provides for the grant of restricted stock awards, stock options, and other share-based awards to employees, consultants, and directors. In November 2020, the Company’s Board of Directors extended the term of the Plan to July 1, 2021. As of December 31, 2020, there is an aggregate of 8,950,000 common shares reserved for issuance under the Plan. The Plan allows for grants of incentive and non-statutory stock options. All options granted to date have a ten-year contractual life and vesting terms up to five years. In general, vested options expire if not exercised within three months after termination of service. As of December 31, 2020, the Company had issued options under the Plan, and a total of 882,563 shares of common stock remained available for future issuance under the Plan. As of December 31, 2020, there were no unvested restricted stock awards.

Stock-based compensation expense for stock options was recorded as follows for the years ended December 31:

	2020	2019
Selling, general, and administrative expenses	$437,204	$187,194
Research and development expenses	162,330	119,876
	$599,535	$307,070

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Stock Option Plan (continued)

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. Fair value is estimated at the date of grant for employee and nonemployee options. The following assumptions were used in the Black-Scholes model to calculate the fair value of stock options granted in 2020.

Expected life of options (in years) (1)	6.1
Dividend yield (2)	0%
Risk-free interest rate (3)	0.37%
Volatility (4)	69%

(1)	The expected life of options is the average of the contractual term of the options and the vesting period.

(2)	No cash dividends have been declared on the Company’s common stock since the Company’s inception, and the Company currently does not anticipate declaring or paying cash dividends over the expected life of the options.

(3)	The risk-free interest rate is based on the yields on U.S. Treasury debt securities with maturities approximating the estimated life of the options.

(4)	Volatility is estimated by management. This estimate is based on the average volatility of certain public company peers within the Company’s industry.

There were no stock options granted in 2019.

The following is a summary of the stock option activity under the Plan for the years ended December 31, 2020 and 2019:

	Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (Years)
Outstanding - January 1, 2019	6,605,000	$0.29	8.10
Forfeited	(1,990,417)	$0.28
Outstanding - December 31, 2019	4,614,583	$0.27	6.78
Granted	1,690,000	$1.48
Exercised	(80,583)	$0.28
Forfeited	(481,563)	$0.38
Outstanding - December 31, 2020	5,742,437	$0.62	6.73
Options Exercisable at December 31, 2020	4,169,729	$0.39	5.88
Options Vested and Expected to Vest at December 31, 2020	5,742,437	$0.62	6.73

During the year ended December 31, 2019, the Company modified three option grants to extend the exercise period of the vested options of two option holders. The incremental compensation cost resulting from these modifications totaled $187,996 and was recorded as stock compensation expense in 2019.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Stock Option Plan (continued)

No amounts relating to the Plan have been capitalized. Compensation cost is recognized over the requisite service period based on the fair value of the options. During the year ended December 31, 2020, 819,792 options with a weighted-average grant date fair value of $0.19 per share vested. As of December 31, 2020, there were 1,572,708 unvested options with a weighted average grant date fair value of $1.04 per share. As of December 31, 2020, there was $1,631,434 of total unrecognized compensation cost related to unvested stock options. The Company expects this cost to be recognized over a remaining weighted-average period of approximately three years.

Note 10 – Income Taxes

There was no current or deferred income tax provision for the years ended December 31, 2020 and 2019.

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of December 31, 2020, the Company had federal net operating loss carryforwards of approximately $17,187,000 and state net operating loss carryforwards of approximately $11,889,000. Of the federal net operating loss carryforwards, $3,070,000 will begin to expire in 2034, and the remainder do not expire. The state net operating loss carryforwards will begin to expire in 2034. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change. The Company believes that there has not been a change in control under these Sections. However, the Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until the time that it projects that it will be able to utilize these tax attributes.

Significant components of the Company’s deferred tax assets (liabilities) are as follows as of December 31:

	2020	2019
Basis difference in equity investment	$(660,140)	$(804,005)
Accrued liabilities and other	144,332	310,758
Net operating losses	5,257,099	4,365,050
Net deferred tax assets (liabilities) before valuation allowance	4,741,291	3,871,803
Valuation allowance	(4,741,291)	(3,871,803)
Net deferred tax assets (liabilities)	$-	$-

A valuation allowance of $4,741,29 as of December 31, 2020, has been established against the Company’s deferred tax assets as realization of such assets is uncertain. The valuation allowance increased by $869,488 during the year ended December 31, 2020. The Company’s effective tax rate is different from the federal statutory rate of 21% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Income Taxes

As of December 31, 2020, the Company does not have any unrecognized tax benefits related to various federal and state income tax matters. The Company will recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company does not anticipate material unrecognized tax benefits within the next 12 months.

The Company is subject to U.S. federal income tax as well as California state income tax. The Company’s income tax returns are open to audit under the statute of limitations for the years ended December 31, 2017 through 2020.

The reconciliation between the income tax provision and the amount computed by applying the statutory federal tax rate of 21% to income is as follows:

	2020	2019
Federal income tax at statutory rate	$(1,025,668)	$(634,554)
State income tax, net of federal benefit	(178,245)	(183,062)
Foreign rate differential	116	(12,514)
Interest expense	65,184	-
Stock compensation	180,050	-
Change in valuation allowance	869,487	823,509
Other	89,075	6,621
Income tax expense	$-	$-

Note 11 – Related Parties

At December 31, 2019, the Company has accrued compensation payable to an officer and director totaling $471,129. On August 11, 2020, the Board of Directors of the Company approved the conversion of the compensation payable into a convertible note (Note 7). On November 17, 2020, convertible note was converted to common stock (Note 7).

During the years ended December 31, 2020 and 2019, the Company engaged an individual who is related to an officer of the Company to provide certain professional services to the Company totaling $49,275 and $11,550, respectively.

As described in Note 4, the Company holds equity interests in and provides certain consulting services to Dreev, an entity in which a stockholder of the Company owns the other portion of Dreev’s equity interests.

During the years ended December 31, 2020 and 2019, the Company paid zero and $55,000, respectively, to a stockholder for consulting services.  As of both December 31, 2020 and 2019, $42,500 due to the stockholder is included in accounts payable in the accompanying consolidated balance sheets.

During the years ended December 31, 2020 and 2019, the Company recognized revenue of $601,418 and $297,656, respectively, and had no balance of accounts receivable at both December 31, 2020 and 2019, from an entity that is an investor in the Company.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Commitments and Contingencies

Operating lease agreements – The Company is party to several operating leases relating to commercial office space. These operating leases are not unilaterally cancelable by the Company, are legally enforceable, and specify fixed or minimum amounts.

Future minimum lease payments required under operating leases are $139,843 through September 30, 2021. Rent expense was $334,350 and $404,909 for the years ended December 31, 2020 and 2019, respectively.

Deferred compensation – The Company has deferred compensation for two of its founders earned during the first five years of the Company’s operations, which is payable upon successful completion a purchase of the Company or an initial public offering. As a result, the Company is committed to pay one of the founders an amount equivalent to 1% of the value of the Company as of the date the Merger transaction closes, which amounts to approximately $1,500,000. The Company is committed to pay the other founder an amount equivalent to 100% of his current base salary at the date the Merger transaction closes, which amounts to approximately $260,000. No deferred compensation amount has been accrued in 2020 and 2019 related to these commitments.

Legal matters – The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Research agreement – Effective September 1, 2016, the Company is party to a research agreement with a third party, which is also a Company stockholder, whereby the third party will perform research activity as specified annually by the Company. Under the terms of the agreement, the Company will pay a minimum of $400,000 annually in equal quarterly installments. For the years ended December 31, 2020 and 2019, $366,667 and $691,667 had been paid under the research agreement, respectively. At December 31, 2020 and 2019, amounts payable under the agreement totaled $645,267 and $612,267, respectively.

In-licensing – The Company is party to a licensing agreement for non-exclusive rights to intellectual property which will expire at the later of the date at which the last patent underlying the intellectual property expires or 20 years from the sale of the first licensed product. Under the terms of the agreement, the Company will pay up to an aggregate $700,000 in royalties upon achievement of certain milestones. As of December 31, 2020, no royalty expenses had been incurred under this agreement.

In November 2017, the Company executed an agreement (“IP Acquisition Agreement”) with a third party (Seller) whereby all right, title, and interest in the licensed intellectual property was assigned to the Company in exchange for an upfront fee of $500,000 and 5,524,282 of the Company’s common shares valued at $0.27 per share. The total acquisition cost of approximately $1,992,000 is amortized over the fifteen-year expected life of the patents underlying the intellectual property. Under the terms of the agreement, the Company will pay up to an aggregate $7,500,000 in royalties to the Seller upon achievement of certain milestones, and the Seller will retain a non-exclusive, royalty-free license, to utilize the intellectual property solely for research and education purposes. As of December 31, 2020, no royalty expenses had been incurred under these agreements.

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Commitments and Contingencies (continued)

Out-licensing – The Company has licensed intellectual property rights to third parties under agreements expiring between September 2018 and March 2019 which required the licensees to pay royalties on commercial sales of licensed product at rates ranging from 10 to 30 percent based on milestones specified in the agreement. No royalty fees had been earned under these agreements when the agreements expired.

Purchase commitment – In October 2018, the Company issued a purchase order in the amount of $504,155 to acquire charging station hardware from a vendor. For the years ended December 31, 2020 and 2019, payments toward this purchase order totaled $80,830 and $171,247. At December 31, 2020 and 2019, the remaining balance on this purchase obligation was zero and $80,830, respectively.

Investment – The Company is committed to possible future additional contributions to the Investment in Dreev (Note 4) in the amount of $500,895.

Reimbursement of legal fees - On October 5, 2020, the Company entered into an agreement with an investor whereby the Company agreed to reimburse the investor for certain legal fees, up to approximately $96,000, associated with a license agreement between the parties.  The reimbursement is payable upon the completion by the Company of an equity financing or the completion of the licensing agreement.

Note 13 – Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2020 through the date the consolidated financial statements were issued. During this period, the Company had the following material subsequent event that requires disclosure:

Merger with Newborn

Effective November 11, 2020, Newborn Acquisition Corp., a Cayman Islands exempted company (a special purpose acquisition company) (“Newborn”) and the Company (“Legacy Nuvve”) entered into the Merger Agreement, by and among, Newborn, NB Merger Corp., a Delaware corporation and wholly owned subsidiary of Newborn, Nuvve Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Newborn (“Merger Sub”), and Ted Smith as the representative of the Company’s stockholders, and Legacy Nuvve. As discussed in Note 2, on March 19, 2021 (the “Closing Date”), pursuant to the terms of the Merger Agreement, the business combination between Newborn and Legacy Nuvve was affected through the merger of Merger Sub with and into Legacy Nuvve, with Legacy Nuvve as the surviving company and as a wholly owned subsidiary of NB Merger Corp. (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Merger”).

Concurrently with the execution of the Merger Agreement, on November 11, 2020, Newborn entered into subscription agreements with certain investors to purchase $14,250,000 of the New Public Company’s common stock and warrants to purchase Newborn common stock in a public offering transaction that would occur concurrent with the closing of the Merger (the “PIPE”).

NUVVE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Subsequent Events (continued)

Immediately prior to the Closing Date, Newborn consummated the sale of $14,250,000 of Newborn’s ordinary shares and warrants in the PIPE pursuant to the subscription agreements. In addition, immediately prior to the closing of the Merger, the principal and interest earned on the Bridge Loan (Note 7) was automatically converted into 2,562,005 shares of common stock of Legacy Nuvve based on a conversion price of $1.56. At the effective time of the Merger, subject to the terms and conditions of the Merger Agreement, each share of Legacy Nuvve common stock (including the shares of the Legacy Nuvve Series A preferred stock that were converted into shares of Legacy Nuvve common stock immediately prior to the closing), was canceled and converted into the right to receive the number of shares of the NB Merger Corp. common stock (the “Common Stock”) equal to approximately 0.21240 (the “Exchange Ratio”). Also, immediately prior to the Merger, Newborn was merged with and into NB Merger Corp., the separate corporate existence of Newborn ceased and NB Merger Corp. continued as the surviving corporation. On the Closing Date, NB Merger Corp. changed its name to Nuvve Holding Corp. (the “New Public Company”).

Additionally, certain of the former Legacy Nuvve shareholders may be entitled to receive up to 4,000,000 earn-out shares of the New Public Company if, for the fiscal year ending December 31, 2021, the New Public Company’s revenue, as determined in accordance with U.S. GAAP, equals or exceeds $30,000,000.

In Newborn’s initial public offering, Newborn issued 5,750,000 units at $10.00 per unit. Concurrently with the initial public offering, Newborn sold to its sponsor 272,500 units at $10.00 per unit in a private placement. Newborn received net proceeds of approximately $57,989,380 from the public and private units. Upon closing of the initial public offering and the private placement, $57,500,000 was placed in a trust account with a trust company acting as trustee. On the Closing Date, the balance in the Trust Account, net of $18,630 of redemptions was $58,453,331.

Pursuant to a Purchase and Option Agreement between Newborn and an existing stockholder of Legacy Nuvve, 600,000 shares of the New Public Company’s common stock were repurchased immediately after the closing for $6,000,000 out of the proceeds available from the Trust Account.

After the closing of the above transactions, payment of transaction costs of $3,704,921, the repayment of loans made by Newborn’s sponsor to Newborn of $487,500, and deposit into escrow of $495,000 to cover the balance of the PPP Loan (Note 7) the New Public Company received total net proceeds in cash of $62,015,910 result of the above transactions.